Exhibit 2.1

TRANSACTION AGREEMENT

dated as of

February 3, 2026

by and among

WEBSTER FINANCIAL CORPORATION

BANCO SANTANDER, S.A.

and

WEBSTER VIRGINIA CORPORATION

i

ARTICLE 7
COVENANTS OF THE COMPANY

Section 7.01.	Conduct of the Company	65
Section 7.02.	Access to Information	69
Section 7.03.	No Solicitation; Change of Recommendation	70

ARTICLE 8
COVENANTS OF PARENT

Section 8.01.	Director and Officer Liability	74
Section 8.02.	Employee Matters	75
Section 8.03.	Governance Matters	78

ARTICLE 9
COVENANTS OF PARENT AND THE COMPANY

Section 9.01.	Regulatory Matters	78
Section 9.02.	Stockholder Meetings	81
Section 9.03.	Public Announcements	82
Section 9.04.	Further Assurances	82
Section 9.05.	Notices of Certain Events	82
Section 9.06.	Takeover Statutes	83
Section 9.07.	Exemption From Liability Under Section 16(b)	84
Section 9.08.	Litigation	84
Section 9.09.	Change of Method	84
Section 9.10.	Treatment of Company Indebtedness	84
Section 9.11.	Quarterly or Annual Reporting	85

ARTICLE 10
CONDITIONS TO THE REINCORPORATION MERGER AND THE SHARE EXCHANGE

Section 10.01.	Conditions to the Obligations of Each Party	85
Section 10.02.	Conditions to Obligations of Parent	86
Section 10.03.	Condition to Obligations of the Company	87

ARTICLE 11
TERMINATION

Section 11.01.	Termination	87
Section 11.02.	Effect of Termination	89

ARTICLE 12
MISCELLANEOUS

Section 12.01.	Notices	90
Section 12.02.	Survival	92
Section 12.03.	Amendments and Waivers	92
Section 12.04.	Expenses	92
Section 12.05.	Disclosure Schedule References	92

Exhibits
Exhibit A – Form of Plan of Merger
Exhibit B – Form of Plan of Share Exchange

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”) dated as of February 3, 2026, by and among WEBSTER FINANCIAL CORPORATION, a Delaware corporation (the “Company”), BANCO SANTANDER, S.A., a Spanish sociedad anónima (“Parent”), and WEBSTER VIRGINIA CORPORATION, a Virginia corporation and wholly owned subsidiary of the Company (“Company Virginia Sub”).

WHEREAS, the Parent Board (as defined herein), the Board of Directors of the Company (the “Company Board”) and the Board of Directors of Company Virginia Sub (the “Company Virginia Sub Board”) have approved the strategic business combination transactions provided for herein (the “Transaction”) whereby (1) the Company will merge with and into Company Virginia Sub, with Company Virginia Sub surviving such merger (the “Reincorporation Merger”), and (2) immediately following the Reincorporation Merger, Company Virginia Sub, as the surviving corporation in the Reincorporation Merger, will become a wholly owned subsidiary of Parent pursuant to a statutory share exchange (the “Share Exchange”) in accordance with the Virginia Stock Corporation Act (the “VSCA”);

WHEREAS, it is the intent of the parties hereto that, for U.S. federal income tax purposes, the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” in respect of the Reincorporation Merger for the purposes of Sections 354 and 361 of the Code;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and also to prescribe certain conditions to the Transaction; and

WHEREAS, simultaneous with entering into this Agreement, Parent has entered into an employment offer letter with each of the individuals set forth on Section 1.1(a) of the Company Disclosure Schedule with respect to their ongoing employment and/or services to Parent and its Affiliates from and after the Exchange Effective Time.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any third-party offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries, or any acquisition, purchase or assumption, directly or indirectly, of 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition and the definition of “Subsidiary”, “control” means, as used with respect to any person, possession of the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, including, but not limited to, as the term “control” is defined under, and interpreted in accordance with, Section 2(a)(2) of the BHC Act (12 U.S.C. § 1841(a)(2)).

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including through merger or acquisition.

“Applicable Data Protection Laws” means any and all Applicable Laws relating to data privacy, data protection, cybersecurity and/or the processing of Personal Information, including the California Consumer Privacy Act of 2018, the EU 2016/679 General Data Protection Regulation and the equivalent thereof under the laws of the United Kingdom and the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder.

“Applicable Data Protection Requirements” means any and all (i) Applicable Data Protection Laws and (ii) internal and external policies and procedures (including any information security program adopted pursuant to 12 C.F.R. Part 364), binding industry standards, and restrictions and requirements contained in any Contract to which the Company or any of its Subsidiaries is bound, in each case, under this clause (ii), relating to data privacy, data protection, cybersecurity and/or the processing of Personal Information.

“Applicable Law” means, with respect to any Person, any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Award Conversion Ratio” means an amount equal to the sum of (a) the Exchange Ratio, plus (b) the quotient (rounded to four decimal places) obtained by dividing (i) the Cash Consideration by (ii) the Parent Measurement Price.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or Madrid, Spain are authorized or required by Applicable Law to close; provided that, solely for purposes of determining the Closing Date, the term “Business Day” shall also not include any day on which the Secretary of State for the State of Delaware or the Virginia State Corporation Commission is closed.

“CFPB” means the Consumer Financial Protection Bureau.

“Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company as amended from time to time in accordance with the terms thereof and Applicable Law.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2024 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2024.

“Company Bank” means Webster Bank, National Association, a national banking association and wholly-owned subsidiary of the Company.

“Company Bylaws” means the bylaws of the Company as amended from time to time in accordance with the terms thereof and Applicable Law.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent.

“Company Equity Awards” means the Director Restricted Stock Awards, the Company Restricted Stock Awards and the Company Performance-Based Restricted Stock Awards.

“Company Equity Plan” means the Company’s 2021 Stock Incentive Plan.

“Company Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on (i) the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, excluding, for purposes of this clause (i), any effect to the extent resulting from (1) changes, after the date hereof, in GAAP or regulatory accounting requirements, (2) changes, after the date hereof, in laws, rules or regulations of general applicability, (3) changes, after the date hereof, in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), (4) a decline in the trading price of the Company’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof, (5) the public disclosure or consummation of the transactions contemplated hereby or of this Agreement or actions expressly required by this Agreement or that are taken with the prior written consent of Parent (it being understood and agreed that this clause (5) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby), (6) any outbreak or escalation, after the date hereof, of hostilities, declared or undeclared acts of war or terrorism or (7) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods, wildfires or other natural disasters or from any outbreak of any disease, epidemic, pandemic or other public health event; provided that, in each case listed in clauses (1), (2) and (3) above, only to the extent such changes or events do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other financial institutions operating in the same geographic areas as the Company and its Subsidiaries, or (ii) the Company’s or Company Virginia Sub’s ability to consummate the transactions contemplated by this Agreement.

“Company Qualifying SEC Report” means (a) the Company 10-K and (b) the Company SEC Documents filed on or after the date of filing of the Company 10-K that are filed with the SEC on the SEC’s EDGAR system at least one (1) Business Day prior to the date of this Agreement.

“Company Restricted Stock Award” means each outstanding restricted stock award with respect to shares of Company Common Stock granted under the Company Equity Plan that is solely subject to time-based vesting conditions and is not a Director Restricted Stock Award.

“Company Performance-Based Restricted Stock Award” means each outstanding restricted stock award with respect to shares of Company Common Stock granted under the Company Equity Plan that is subject to performance-based vesting conditions and is not a Director Restricted Stock Award.

“Company SEC Document” means all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2024, together with any exhibits and schedules thereto and other information incorporated therein.

“ECB” means the European Central Bank.

“Employee Plan” means any (i) “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) employment, severance, change of control, or similar agreement, contract, plan, arrangement or policy or (iii) other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option, restricted stock or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case, which is (x) maintained, administered or contributed to by the Company or any ERISA Affiliate for the benefit of any employee or former employee, director or independent contractor of the Company or any of its Subsidiaries or (y) with respect to which the Company or any of its Subsidiaries has any current or future liability in respect of any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, other than any multiemployer plan as defined in Section 3(37) of ERISA.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to (a) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, environmental contamination or any injury to persons or property from exposure to any Hazardous Substance.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means the closing mid-point spot rate of exchange for a particular currency into U.S. dollars on such date as published in the Wall Street Journal first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Bloomberg as at the close of business in New York as at such date.

“Exchange Ratio” means 2.0548.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, U.S. or non-U.S. federal, state or local, governmental, regulatory or administrative authority, department, court, agency, bureau, office, board, instrumentality, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976.

“Iberclear” means Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal.

“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including the following: (i) all statutory invention registrations, patents and patent applications (together with any and all re-issuances, continuations, continuations-in-part, divisionals, revisions, provisionals, renewals, extensions and reexaminations thereof) and all improvements to the inventions disclosed in each such registration, patent and patent application, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress, logos, certifications, Internet domain names, social media identifiers and accounts, corporate names and any and all other indications of origin (whether or not registered), including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights (whether or not registered) and all applications and registrations therefor, works of authorship and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression, (iv) all trade secrets, know-how, confidential information, technical data, algorithms, formulae, procedures, protocols, rules of thumb, techniques, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (v) computer software (including source code, object code, firmware, operating systems and specifications), (vi) databases and data collections, and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Intervening Event” means any effect, change, event, circumstance, condition, occurrence or development arising after the date of this Agreement that (i) is not known by, nor reasonably foreseeable to, the Company Board as of the date of this Agreement and (ii) does not relate to any Acquisition Proposal; provided, that, for the avoidance of doubt, none of the following shall be considered or taken into account in determining whether an Intervening Event has occurred: (w) the receipt, terms or existence of any Acquisition Proposal or any matter relating thereto, (x) changes in the trading price or trading volume, taken alone, of the Company’s common stock or the Parent Ordinary Shares or the Parent ADSs (it being understood that, in each case, the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition) or general developments or changes in the banking industry or in the credit, debt, financial or capital markets or in interest, currency or exchange rates, (y) the fact alone that the Company meets or exceeds (or Parent falls short of) any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by the Company (or under-performance by Parent) may be taken into account to the extent not otherwise excluded by this definition) or (z) any effect, change, event, circumstance, condition, occurrence or development resulting from a breach of this Agreement by the Company or any Subsidiary of the Company.

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment (including laptops and mobile devices), and all associated documentation owned, or purported to be owned, by the Company or its Subsidiaries or licensed or leased, or purported to be licensed or leased, to the Company or its Subsidiaries.

“Knowledge” means, (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of the officers of the Company listed on Section 1.01(b) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge, after reasonable inquiry, of the officers of Parent listed on Section 1.01(a) of the Parent Disclosure Schedule.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained, or has purported to have obtained, a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“NYSE” means the New York Stock Exchange.

“OCC” means the Office of the Comptroller of the Currency.

“Owned Intellectual Property” means any and all Intellectual Property owned, or purported to be owned, by the Company or any of its Subsidiaries.

“Parent Bank Subsidiary” means Santander Bank, N.A., a national banking association and an indirect, wholly-owned Subsidiary of Parent.

“Parent Board” means the Board of Directors of Parent or, as the case may be, any Committee or Director of Parent to whom the Board of Directors has delegated sufficient authority to take the relevant action required of the Board of Directors.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent IHC Subsidiary” means Santander Holdings USA, Inc., a wholly-owned Subsidiary of Parent.

“Parent Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on (i) the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole, excluding, for purposes of this clause (i), any effect to the extent resulting from (1) changes, after the date hereof, in IFRS or regulatory accounting requirements, (2) changes, after the date hereof, in laws, rules or regulations of general applicability, (3) changes, after the date hereof, in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets), (4) a decline in the trading price of Parent Ordinary Shares or the Parent ADSs or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof, (5) the public disclosure or consummation of the transactions contemplated hereby or of this Agreement or actions expressly required by this Agreement or that are taken with the prior written consent of the Company (it being understood and agreed that this clause (5) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby), (6) any outbreak or escalation, after the date hereof, of hostilities, declared or undeclared acts of war or terrorism or (7) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods, wildfires or other natural disasters or from any outbreak of any disease, epidemic, pandemic or other public health event; provided that, in each case listed in clauses (1), (2) and (3) above, only to the extent such changes or events do not have a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other financial institutions operating in the same geographic areas as Parent and its Subsidiaries, or (ii) Parent’s ability to consummate the transactions contemplated by this Agreement.

“Parent Measurement Price” means an amount equal to the volume weighted average trading price of a Parent Ordinary Share on the Spanish Stock Exchanges for the five consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events), as calculated by Bloomberg Financial LP under the function “VWAP”, and as converted to U.S. dollars at the Exchange Rate.

“Parent Qualifying SEC Report” means (a) Parent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed on February 28, 2025 and (b) the Parent SEC Documents filed or furnished on or after the date of filing of such Form 20-F that are filed with, or furnished to, the SEC on the SEC’s EDGAR system at least one (1) Business Day prior to the date of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, bank, association, trust or other entity or organization, including a Governmental Authority, government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means “personal information,” “personally identifiable information,” “personal data,” and any terms of similar import, in each case as defined under Applicable Data Protection Laws.

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the European Union or the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Employee” means an employee of the Company or its Subsidiaries at the level of Executive Managing Director (EMD) or above.

“Shares” means shares of Company Common Stock.

“Spanish Stock Exchanges” means the Barcelona, Bilbao, Madrid and Valencia stock exchanges.

“Subsidiary” means, at any time with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at such time directly or indirectly owned by such Person or is otherwise directly or indirectly controlled by such Person, including control as defined under, and interpreted in accordance with, the BHC Act.

“Third Party” means any Person other than Parent and its Affiliates.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any comparable state or local law.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accelerated Pre-Signing Award	2.05(a)
Accelerated Awards	2.05(a)
Accounts	5.29
Adverse Recommendation Change	7.03
Adviser Compliance Policies	5.30(f)
Agreement	Preamble
Anti-Money Laundering Laws	5.13(f)
Bank Merger	3.07
Board Report	9.01(b)
Capital Increase	6.04
Cash Consideration	3.04(b)
Chosen Courts	12.08
Closing	2.01
Closing Date	2.01
Code	Preamble
Commercial Registry	3.03
Company	Preamble
Company Advisory Agreement	5.30(g)
Company Advisory Client	5.30(g)
Company Advisory Entity	5.30(a)
Company Agent	5.26(a)(i)
Company Board	Preamble
Company Board Recommendation	5.02
Company Common Certificate	2.04
Company Common Stock	2.04
Company Compensation Committee	2.05(a)
Company Disclosure Documents	5.10

Term	Section
Company ESPP	2.06
Company Insurance Subsidiary	5.26(a)(i)
Company Meeting	9.02(a)
Company Performance-Based Restricted Stock Award	2.05(c)
Company Real Property	5.15
Company Restricted Stock Award	2.05(a)
Company SEC Documents	5.08
Company Securities	5.05
Company Series F Preferred Stock	2.04
Company Series F Preferred Stock Certificate	2.04(d)
Company Series G Preferred Stock	2.04(c)
Company Series G Preferred Stock Certificate	2.04(d)
Company Shareholder Approval	5.02
Company Subsidiary Securities	5.06
Company Virginia Exchange Certificate	3.02
Company Virginia Sub	Preamble
Company Virginia Sub Articles	2.07
Company Virginia Sub Board	Preamble
Company Virginia Sub Bylaws	2.08
Company Virginia Sub Certificates	2.04
Company Virginia Sub Common Stock	2.04
Company Virginia Sub Series F Preferred Stock	2.04
Company Virginia Sub Series G Preferred Stock	2.04(c)
Confidentiality Agreement	7.02
Continuing Employees	8.02(a)
Converted Parent Award	2.05(c)
Converted Restricted Stock Award	2.05(a)
CNMV	3.03
Data Breach	5.16(i)
Deed of Capital Increase	3.03
Depositary	3.04(c)
Derivative Transactions	5.24
Director Restricted Stock Award	2.05(a)
DGCL	2.01(a)
Dissenting Shares	2.10
End Date	11.01
Enforceability Exceptions	5.02(a)
Exchange Agent	4.01
Exchange Consideration	3.04(b)
Exchange Effective Time	3.02
Exchange Fund	4.01

Term	Section
Exemption Document	3.03
F-4	5.03
Final Exercise Date	2.06
HSAs	5.29
IHC Merger	3.07
Indemnified Person	8.01
Independent Expert Report	3.03
Investment Advisers Act	5.30(a)
Investment Advisory Services	5.30(a)
Lease	5.15
Letter of Transmittal	4.02
Loans	5.28(a)
Material Contract	5.20
Material Network Partner	5.29
Materially Burdensome Regulatory Condition	9.01(c)
Parent	Preamble
Parent ADSs	3.04
Parent Bylaws	6.01
Parent Meeting	3.03
Parent Ordinary Shares	3.04
Parent SEC Documents	6.07
Parent Shareholder Approval	6.04
PBGC	5.18(c)
Permits	5.13
Permitted Lien	5.15
Prospectus	5.03
Prospectus Regulation	6.03
Proxy Statement	5.03
Registered Intellectual Property	5.16(a)
Regulatory Agencies	5.08(a)
Regulatory Agreement	5.22
Reincorporation Effective Time	2.02
Reincorporation Merger	Preamble
Reports	5.08(a)
Representatives	7.02(a)
Requisite Regulatory Approval	10.02(c)
SCL	3.01
Share Consideration	3.04
Share Exchange	Preamble
Subsidiaries	5.19
Superior Proposal	7.03
Surviving Corporation	2.01
Takeover Statutes	5.02
Tax	5.17

Term	Section
Tax Return	5.17
Tax Sharing Agreements	5.17
Taxing Authority	5.17
Termination Fee	11.02(b)
Transaction	Preamble
Transfer Agent	3.03
VSCA	Preamble

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that, with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. The term “made available” means any document or other information that was (a) provided by one party or its Representatives to the other party and its Representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. References to “dollars” and “$” means U.S. dollars. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day.

ARTICLE 2

THE REINCORPORATION MERGER

Section 2.01. The Reincorporation Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the VSCA, at the Reincorporation Effective Time, the Company shall merge with and into Company Virginia Sub. Company Virginia Sub shall be the surviving corporation (the “Surviving Corporation”) in the Reincorporation Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Reincorporation Merger, the separate corporate existence of the Company shall terminate.

(b) Subject to the terms and conditions of this Agreement, the closing of the Reincorporation Merger and the Share Exchange (the “Closing”) will take place by electronic exchange of documents and signatures on (i) the first (1st) Business Day of the month following the date on which each of the conditions set forth in Article 10 (other than those conditions that by their nature can only be satisfied at the Closing, but subject to satisfaction or (to the extent permitted by law or regulation) waiver by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or waived in accordance with this Agreement (the first date on which such conditions are satisfied or waived, the “Closing Trigger Date”); provided, that if the Closing Trigger Date is less than ten (10) Business Days prior to the first (1st) Business Day of such following month, the Closing shall occur on the first (1st) Business Day of the next succeeding calendar month so long as the End Date is not before the first (1st) Business Day of such next succeeding calendar month; provided, further, if the End Date would occur (x) on or following the third (3rd) Business Day following the Closing Trigger Date, but (y) prior to the date that the Closing would otherwise be scheduled to occur pursuant to clause (i), then the Closing shall instead occur on the third (3rd) Business Day following the Closing Trigger Date; provided, further, that notwithstanding this clause (i), Parent may, in its sole discretion, elect to have the Closing occur on any date that is at most five (5) Business Days after the Closing Trigger Date but prior to the End Date, or (ii) on such other date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.02. Effective Time. The Company and Company Virginia Sub shall cause the Reincorporation Merger to be consummated by causing the plan of merger, substantially in the form set forth in Exhibit A (the “Plan of Merger”), to be filed along with articles of merger with the Virginia State Corporation Commission and by filing with the Secretary of State of the State of Delaware a certificate of merger, in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the VSCA and the DGCL in connection with the Reincorporation Merger. The Reincorporation Merger shall become effective on the Closing Date at such time that Parent and the Company shall agree and specify in the articles of merger filed with the Virginia State Corporation Commission and in the certificate of merger filed with the

Secretary of State of the State of Delaware or, if no such time is specified, upon the issuance of a certificate of merger by the Virginia State Corporation Commission and the acceptance of the certificate of merger by the Secretary of State of the State of Delaware (the “Reincorporation Effective Time”).

Section 2.03. Effect Of Reincorporation Merger. At and after the Reincorporation Effective Time, the Reincorporation Merger shall have the effects set forth in the DGCL and the VSCA.

Section 2.04. Conversion Of Shares. (a) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of common stock, par value $0.01, of the Company (the “Company Common Stock”), (i) each share of Company Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury and the Dissenting Shares) shall be converted into one share of common stock, par value $0.01 per share, of Company Virginia Sub (the “Company Virginia Sub Common Stock”), (ii) each share of Company Common Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled and (iii) each share of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be cancelled.

(b) All of the shares of Company Common Stock converted into shares of Company Virginia Sub Common Stock pursuant to Section 2.04(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Common Certificate”, it being understood that any reference herein to “Company Common Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Common Stock into which such shares of Company Common Stock represented by such Company Common Certificate have been converted pursuant to Section 2.04(a) (such certificates following the Reincorporation Merger, the “Company Virginia Sub Certificates”, it being understood that any reference herein to “Company Virginia Sub Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Virginia Sub Common Stock).

(c) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of 5.25% Non-Cumulative Perpetual Preferred Stock, Series F, par value $0.01 per share, of the Company (the “Company Series F Preferred Stock”), (i) each share of Company Series F Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury) shall automatically be converted into the right to receive one share of a newly created series of preferred stock of Company Virginia Sub having substantially the same terms (and taking into account that the Company will not be the surviving corporation in the

Reincorporation Merger) as the Company Series F Preferred Stock, which terms will be set forth in the Company Virginia Sub Articles (all shares of such newly created series, collectively, the “Company Virginia Sub Series F Preferred Stock”), and (ii) each share of Company Series F Preferred Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled. At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of 6.50% Non-Cumulative Perpetual Preferred Stock, Series G, par value $0.01 per share, of the Company (the “Company Series G Preferred Stock”), (i) each share of Company Series G Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury) shall automatically be converted into the right to receive one share of a newly created series of preferred stock of Company Virginia Sub having substantially the same terms (and taking into account that the Company will not be the surviving corporation in the Reincorporation Merger) as the Company Series G Preferred Stock, which terms will be set forth in the Company Virginia Sub Articles (all shares of such newly created series, collectively, the “Company Virginia Sub Series G Preferred Stock”) (it being agreed that the Company Virginia Sub Series G Preferred Stock shall have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Company Series G Preferred Stock immediately prior to the Reincorporation Effective Time), and (ii) each share of Company Series G Preferred Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled.

(d) All of the shares of Company Series F Preferred Stock converted into shares of Company Virginia Sub Series F Preferred Stock pursuant to Section 2.04(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Series F Preferred Stock Certificate”, it being understood that any reference herein to a “Company Series F Preferred Stock Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Series F Preferred Stock) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Series F Preferred Stock into which such shares of Company Series F Preferred Stock represented by such Company Series F Preferred Stock Certificate have been converted pursuant to Section 2.04(c). All of the shares of Company Series G Preferred Stock converted into shares of Company Virginia Sub Series G Preferred Stock pursuant to Section 2.04(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Series G Preferred Stock Certificate”) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Series G Preferred Stock into which such shares of Company Series G Preferred Stock represented by such Company Series G Preferred Stock Certificate have been converted pursuant to Section 2.04(c).

Section 2.05. Company Equity Awards. The Company and Company Virginia Sub shall take all requisite action set forth in this Section 2.05.

(a) No later than four (4) Business Days prior to the Closing Date, (x) each then-outstanding restricted stock award with respect to shares of Company Common Stock granted under the Company Equity Plan that is held by a non-employee member of the Company Board (each, a “Director Restricted Stock Award”), (y) fifty percent (50%) of each then-outstanding Company Restricted Stock Award granted prior to the date of this Agreement (such fifty percent (50%) portion, an “Accelerated Pre-Signing Award” and it being understood that such fifty percent (50%) shall apply to each tranche of the applicable Company Restricted Stock Award that remains unvested as of such time on a pro rata basis) and (z) each then-outstanding Company Performance-Based Restricted Stock Award ((x), (y) and (z) together, the “Accelerated Awards”) shall, automatically and without any required action on the part of the holder thereof, be fully vested and all restrictions thereon shall lapse, and each share of Company Common Stock underlying such Accelerated Award shall be treated in the same manner as set forth in Section 2.04(a) and Article 3 of this Agreement; provided that the number of shares of Company Common Stock underlying any Company Performance-Based Restricted Stock Award shall be calculated based on the greater of target and actual performance level as reasonably determined in good faith by the compensation committee of the Company Board (the “Company Compensation Committee”) prior to the Closing Date in consultation with Parent.

(b) (i) At the Reincorporation Effective Time, each then-outstanding Company Restricted Stock Award (or portion thereof) that is not an Accelerated Pre-Signing Award shall, automatically and without any required action on the part of the holder thereof, be canceled and converted into a restricted stock award covering shares of Company Virginia Sub Common Stock (each, a “Converted Restricted Stock Award”), and (ii) at the Exchange Effective Time, each Converted Restricted Stock Award shall, automatically and without any required action on the part of the holder thereof, be exchanged for the right to receive a restricted stock award covering Parent Ordinary Shares (each, a “Converted Parent Award”), in each case, on the same terms and conditions (including vesting, dividend rights and termination protection) as were applicable to the Company Restricted Stock Award as of immediately prior to the Reincorporation Effective Time, except that the number of Parent Ordinary Shares subject to the Converted Parent Award will be determined by multiplying (A) the number of shares of Company Common Stock subject thereto by (B) the Award Conversion Ratio, with any fractional shares in the resulting product rounded to the nearest whole share.

(c) For the avoidance of doubt, any amounts relating to cash dividends, if any, with respect to any Company Equity Award that are accrued or accumulated but unpaid as of immediately prior to the Reincorporation Effective Time shall be paid in cash upon (or as soon as practicable after) the vesting of the corresponding Company Equity Award.

(d) Parent shall take such corporate actions that are necessary for the treatment of the Converted Restricted Stock Awards and Converted Parent Awards pursuant to Section 2.05(b), including the registration of Parent ADSs representing Parent Ordinary Shares on Form S-8 to effect the transactions contemplated by Section 2.05(b). Parent shall deliver the consideration contemplated by Sections 2.05(b) and (c), less any applicable Taxes required to be withheld in respect of such consideration (without limiting the generality of Section 4.03), as promptly as practicable after the applicable vesting date of the applicable Converted Parent Award.

Section 2.06. Company ESPP As soon as practicable following the date hereof, the Company Board or the Company Compensation Committee, as applicable, shall take all requisite actions pursuant to the terms of the Company Employee Stock Purchase Plan, as amended and restated (the “Company ESPP”), to (i) preclude the commencement of any new offering periods after the date hereof (except for the offering period under the Company ESPP in effect as of the date of this Agreement); (ii) ensure that each purchase right under the Company ESPP outstanding under the offering period in effect as of the date of this Agreement shall be exercised as of no later than three Business Days prior to the date on which the Exchange Effective Time occurs (the “Final Exercise Date”); (iii) ensure that each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the Company ESPP as of the Final Exercise Date; and (iv) cause the Company ESPP to be terminated effective as of immediately prior to, and subject to, the Reincorporation Effective Time.

Section 2.07. Articles of Incorporation. Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the Articles of Incorporation of Company Virginia Sub shall be the Articles of Incorporation of the Surviving Corporation, with such changes (including in respect of the rights, preferences, privileges and voting powers, and limitations and restrictions of the Company Virginia Sub Series F Preferred Stock and the Company Virginia Sub Series G Preferred Stock) as may be mutually agreed upon by the parties hereto, each acting reasonably, to give effect to the transactions contemplated herein (the “Company Virginia Sub Articles”), until thereafter amended in accordance with Applicable Law.

Section 2.08. Bylaws. Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the bylaws of Company Virginia Sub shall be the bylaws of the Surviving Corporation, with such changes as may be mutually agreed upon by the parties hereto, each acting reasonably, to give effect to the transactions contemplated herein (the “Company Virginia Sub Bylaws”), until thereafter amended in accordance with Applicable Law.

Section 2.09. Board of Directors; Management. The directors and officers of the Company immediately prior to the Reincorporation Effective Time shall be the directors and officers of Company Virginia Sub immediately after the Reincorporation Effective Time, each to hold office in accordance with the Company Virginia Sub Articles and Company Virginia Sub Bylaws until their respective successors are duly elected or qualified or their earlier resignation, death or removal.

Section 2.10. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, at the Reincorporation Effective Time, by virtue of the Reincorporation Merger, any shares of Company Common Stock held by a holder who properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a share of Company Virginia Sub Common Stock in accordance with Section 2.04(a) and thereafter, at the Exchange Effective Time, represent the right to receive the Exchange Consideration payable in respect of such shares in accordance with Section 3.04(b), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that all Dissenting Shares held by stockholders of the Company who shall have failed to perfect or who shall, after the Reincorporation Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the applicable provisions of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Reincorporation Effective Time, a share of Company Virginia Sub Common Stock in accordance with Section 2.04(a) and thereafter, at the Exchange Effective Time, the Exchange Consideration payable in respect of such shares in accordance with Section 3.04(b), without interest, upon surrender in the manner provided in Section 4.02 (and provided, further that, to that effect, and unless another reasonably practicable alternative is available with regard to the rights of the Dissenting Shares under this Agreement at Parent’s discretion, Parent shall issue the Parent Ordinary Shares in which the Share Consideration corresponding to the Dissenting Shares would consist, which Parent Ordinary Shares shall (i) be delivered to the holders of the Dissenting Shares who shall have failed to perfect or who shall, after the Reincorporation Effective Time, withdrawn the demand for appraisal or lost the right of appraisal, upon surrender in the manner provided in Section 4.02; or (ii) otherwise be sold on the market, and proceeds thereof shall be used for settlement of any rights that are granted under the applicable provisions of the DGCL to the remaining holders of the Dissenting Shares). The Company shall give Parent: (i) prompt notice of any demand received by the Company prior to the Reincorporation Effective Time to require the Company to purchase any shares of Company Common Stock pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Reincorporation Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and claims, suits, actions or proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Reincorporation Effective Time with respect to any such demand, notice or instrument unless Parent shall have consented in writing to such payment or settlement offer. For the avoidance of doubt, no appraisal or dissenters’ rights will be available in connection with the Share Exchange.

Section 2.11. Tax Consequences. It is intended that the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and that this Agreement shall constitute a “plan of reorganization” in respect of the Reincorporation Merger for the purposes of Sections 354 and 361 of the Code.

ARTICLE 3

THE SHARE EXCHANGE

Section 3.01. The Share Exchange. Subject to the terms and conditions of this Agreement, in accordance with the VSCA and the Spanish Corporation Law of 2010 (Texto Refundido de la Ley de Sociedades de Capital aprobado por el Real Decreto Legislativo 1/2010), as amended (the “SCL”), at the Exchange Effective Time, pursuant to the applicable provisions of the VSCA, Company Virginia Sub shall become a subsidiary of Parent through the exchange of each outstanding share of Company Virginia Sub Common Stock for the Exchange Consideration.

Section 3.02. Exchange Effective Time. The parties shall cause the Share Exchange to be consummated by causing the plan of share exchange, substantially in the form set forth in Exhibit B (the “Plan of Share Exchange”), to be filed along with articles of share exchange with the Virginia State Corporation Commission and by making all other filings or recordings required under the VSCA in connection with the Share Exchange. The Share Exchange shall become effective on the Closing Date and immediately following the Reincorporation Effective Time at such time that Parent and the Company or Company Virginia Sub shall agree and specify in the articles of share exchange filed with the Virginia State Corporation Commission or, if no such time is specified, upon the issuance of a certificate of share exchange by the Virginia State Corporation Commission (the “Exchange Effective Time”). At the Exchange Effective Time, by virtue of the Share Exchange and as set forth in the Plan of Share Exchange and the VSCA, Parent shall automatically become the holder and owner of one hundred percent (100%) of the outstanding shares of Company Virginia Sub Common Stock, with the former holders of such outstanding shares being only entitled to receive the Exchange Consideration as provided for in Section 3.04. The Transfer Agent, for the benefit of Parent, shall receive from Company Virginia Sub at the Exchange Effective Time the Company Virginia Exchange Certificate representing Parent’s ownership of all such outstanding shares of Company Virginia Sub Common Stock in exchange for the Exchange Consideration being issued pursuant to Section 3.04. As used in this Agreement, “Company Virginia Exchange Certificate” shall mean the certificate representing the shares of Company Virginia Sub Common Stock being received by Parent pursuant to the terms hereof, which shares shall represent one hundred percent (100%) of the outstanding shares of Company Virginia Sub Common Stock.

Section 3.03. Effects of the Share Exchange. At and after the Exchange Effective Time, the Share Exchange shall have the effects set forth in the VSCA and the separate corporate existence of each of Company Virginia Sub and Parent shall continue and all shares of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Exchange Effective Time shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be owned and held by Parent, and

Company Virginia Sub shall deliver the Company Virginia Exchange Certificate evidencing such shares to a transfer agent theretofore selected by Parent and reasonably acceptable to the Company (the “Transfer Agent”) pursuant to an agreement between Company Virginia Sub, Parent and the Transfer Agent obligating the Transfer Agent, immediately upon receipt of the Company Virginia Exchange Certificate, to certify to Parent that it has received such Company Virginia Exchange Certificate on behalf and for the benefit of Parent and that Parent is the beneficial and record owner of such shares and that no other shares of Company Virginia Sub Common Stock are outstanding. The Parent Board shall convene a meeting of the holders of Parent Ordinary Shares (the “Parent Meeting”) to submit a proposal for their approval of (i) a capital increase by way of in-kind contributions, which shall not give rise to preferential subscription rights, to be subscribed in exchange for the Company Virginia Sub Common Stock acquired by Parent as a result of the Share Exchange (the “Capital Increase”); and (ii) a delegation to the Parent Board for the execution of the Capital Increase. The execution of the Capital Increase shall (i) be preceded by a report from an independent expert appointed by the Commercial Registry of Santander (Registro Mercantil de Santander, the “Commercial Registry”), obtained in accordance with Article 67 of the SCL, setting forth a description and validating the valuation of the Company Virginia Sub Common Stock that will be acquired by Parent as a result of the Share Exchange used to set the Exchange Ratio (the “Independent Expert Report”) and that will constitute the in-kind contribution with which the Capital Increase is paid-up, and (ii) require Parent to execute a notarial deed (the “Deed of Capital Increase”) that shall be subsequently filed for registration with the Commercial Registry. Pursuant to the Share Exchange, a copy of the Deed of Capital Increase duly registered with the Commercial Registry, together with the appropriate listing materials, shall be submitted to the National Securities Market Commission of Spain (Comisión Nacional del Mercado de Valores, the “CNMV”), the Spanish Stock Exchanges and Iberclear in order for the new Parent Ordinary Shares to be listed and registered in the name of the Depositary, for the account of the former holders of Company Virginia Sub Common Stock, and to any other required stock exchanges for the authorization of the admission to listing of the new Parent Ordinary Shares. Parent shall prepare and file with the CNMV an exemption document (the “Exemption Document”) in accordance with the exemptions set forth in Article 1 of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (the “Prospectus Regulation”), and in compliance with the terms set forth therein, which will avoid the obligation to prepare a “prospectus” for the purposes of the Prospectus Regulation to be filed with and approved by the CNMV for the issuance of new Parent Ordinary Shares resulting from the Capital Increase and the admission to listing of such new Parent Ordinary Shares. In case the Exemption Document were not available for any reason, a “prospectus” for the purposes of the Prospectus Regulation shall be filed by Parent with the CNMV for approval. Parent shall use its reasonable best efforts to cause all such actions to occur as promptly as reasonably practicable.

Section 3.04. Exchange Of Company Virginia Sub Common Stock. At the Exchange Effective Time, by virtue of the Share Exchange and without any further action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock:

(a) All shares of Company Virginia Sub Common Stock that are owned by Parent, Company Virginia Sub or any of their respective direct or indirect wholly-owned Subsidiaries immediately prior to the Exchange Effective Time (other than shares of Company Virginia Sub Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of Company Virginia Sub Common Stock held, directly or indirectly, by Parent, or Company Virginia Sub or any of their respective direct or indirect wholly-owned Subsidiaries in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 3.04(d), at the Exchange Effective Time, by virtue of the Share Exchange and without any action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock, each share of Company Virginia Sub Common Stock (except as set forth in Section 3.04(a)) shall be exchanged for the right to receive from Parent (i) the number of ordinary shares of Parent, of 50 euro-cents nominal value each (the “Parent Ordinary Shares”), as is equal to the Exchange Ratio (the “Share Consideration”) and (ii) $48.75 in cash, without interest (the “Cash Consideration” and, together with the Share Consideration, the “Exchange Consideration”).

(c) The Parent Ordinary Shares to be issued in exchange for the shares of Company Virginia Sub Common Stock exchanged hereunder shall be registered in the name of Citibank, N.A. or its nominee, or any successor thereto pursuant to a new deposit agreement entered into by Parent after the date hereof, or its nominee (the “Depositary”) by Iberclear and then delivered (i) in the form of receipts representing American depositary shares representing Parent Ordinary Shares (“Parent ADSs”) issued in accordance with the Amended and Restated Deposit Agreement, dated as of September 22, 2021, by and between Parent, Citibank, N.A., as depositary, and the holders of Parent ADSs (as such agreement may be amended to deposit the Parent Ordinary Shares being issued pursuant hereto and to deliver the Parent ADSs being delivered hereto) or a new deposit agreement entered into by Parent after the date hereof, or its nominee or (ii) if and to the extent elected by any holder in the manner provided in Section 4.02(b), in the form of Parent Ordinary Shares, in account entry form, rather than Parent ADSs; provided, however, that if at least ten (10) Business Days prior to the Exchange Effective Time Parent determines, after consultation with the Depositary, that it is not reasonably practicable to permit such an election, then all Parent Ordinary Shares delivered pursuant hereto shall be in the form of Parent ADSs.

(d) If, between the date of this Agreement and the Exchange Effective Time, any change in the number or type of outstanding Parent Ordinary Shares or Company Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period (but, for the avoidance of doubt, excluding any change in the number of outstanding Parent Ordinary Shares due to the acquisition or repurchase of Parent Ordinary Shares pursuant to one or more share buyback programs implemented by Parent in the context of its shareholder remuneration policy or any subsequent reduction in Parent’s share capital through the redemption of Parent Ordinary Shares acquired pursuant to one or more such buyback programs), the Exchange Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.04(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.05. Parent Capital Stock. At and after the Exchange Effective Time, each Parent Ordinary Share and Parent ADS issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Share Exchange.

Section 3.06. Company Virginia Sub Preferred Stock. At and after the Exchange Effective Time, each share of Company Virginia Sub Series F Preferred Stock and Company Virginia Sub Series G Preferred Stock issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding in accordance with their terms and shall not be affected by the Share Exchange.

Section 3.07. Post-Closing Transactions. To the extent Parent determines to proceed with a merger of Company Virginia Sub with and into Parent IHC Subsidiary (“IHC Merger”) and a merger of Company Bank with and into Parent Bank Subsidiary (“Bank Merger”), in each case following the Exchange Effective Time, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent in taking the necessary actions to permit Parent to effect the IHC Merger and the Bank Merger, as applicable.

ARTICLE 4

EXCHANGE OF SHARES

Section 4.01. Deposit of Consideration. Promptly following the Exchange Effective Time, and on the same date thereof in the case of the Cash Consideration, Parent shall provide (i) to the Depositary the Parent Ordinary Shares being issued in the form of Parent ADSs and the Depositary shall deposit with an exchange agent selected by Parent (the “Exchange Agent”), for the benefit of holders of Company Virginia Sub Common Stock, for exchange in accordance with this Article 4, receipts representing such Parent ADSs, and (ii) to the Exchange Agent, (1) the Parent Ordinary Shares (A) being issued in account entry form and (B) being sold by the Exchange Agent pursuant to the procedure described in Section 4.02(i) and (2) cash in an aggregate amount necessary to pay the Cash Consideration portion of the Exchange Consideration (such Parent ADSs,

Parent Ordinary Shares and Cash Consideration provided to the Exchange Agent, the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely exchange the Exchange Consideration and pay such cash in lieu of fractional shares, in accordance with this Agreement. Parent agrees to make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, until the termination of the Exchange Fund pursuant to Section 4.02(g), any dividends or other distributions which a holder of Company Virginia Sub Common Stock has the right to receive pursuant to Section 4.02(c).

Section 4.02. Exchange Of Shares. (a) Promptly after the Exchange Effective Time, the Exchange Agent shall mail to each holder of record of Company Virginia Sub Certificate(s) (which, after the Exchange Effective Time, shall represent only the right to receive the Exchange Consideration and any cash in respect of fractional shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Virginia Sub Certificate(s) shall pass, only upon delivery of Company Virginia Sub Certificate(s) (or affidavits of loss in lieu of such Company Virginia Sub Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Company Virginia Sub Certificate(s) in exchange for the Exchange Consideration and any cash in lieu of fractional Parent Ordinary Shares to be paid in consideration therefor upon surrender of such Company Virginia Sub Certificate (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). Subject to the proviso in the last sentence of Section Section 3.04(c), the Letter of Transmittal shall also contain instructions for electing to effect the surrender of Company Virginia Sub Certificates in exchange for Parent Ordinary Shares in account entry form in lieu of Parent ADSs.

(b) Upon proper surrender of a Company Virginia Sub Certificate or Company Virginia Sub Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of Company Virginia Sub Common Stock held in book-entry at the Exchange Effective Time), together with such properly completed Letter of Transmittal, duly executed, the holder of such Company Virginia Sub Certificate or Company Virginia Sub Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a receipt representing that number of whole Parent ADSs or Parent Ordinary Shares in account entry form to which the holder of such Company Virginia Sub Certificates shall have become entitled pursuant to the provisions of Article 3, (ii) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Virginia Sub Common Stock previously represented by such Company Virginia Sub Certificates and (iii) a check representing the amount of (x) any cash in lieu of fractional shares that such holder has the right to receive in respect of the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered pursuant to the provisions of this Article 4 and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 4.02(c). No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Company Virginia Sub Certificates.

(c) No dividends or other distributions with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be paid to the holder of any unsurrendered Company Virginia Sub Certificate with respect to the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented thereby, in each case unless and until the surrender of such Company Virginia Sub Certificate in accordance with this Article 4. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Virginia Sub Certificate in accordance with this Article 4, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Exchange Effective Time theretofore payable with respect to the whole Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate with a record date after the Exchange Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs issuable with respect to such Company Virginia Sub Certificate.

(d) If payment of the Exchange Consideration (including any receipt representing Parent ADSs or Parent Ordinary Shares in account entry form) is to be made or issued to a person other than that in which the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the payment and issuance thereof that the Company Virginia Sub Certificate or Company Virginia Sub Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment of the Exchange Consideration (including the issuance of a receipt representing Parent ADSs or Parent Ordinary Shares in account entry form in any name other than that of the registered holder of the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered, or required for any other reason), or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) After the Exchange Effective Time, there shall be no transfers on the stock transfer books of Company Virginia Sub of the shares of Company Virginia Sub Common Stock that were issued and outstanding immediately prior to the Exchange Effective Time. If, after the Exchange Effective Time, Company Virginia Sub Certificates are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Exchange Consideration as provided in this Article 4.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional Parent Ordinary Shares in account entry form or receipts representing fractional Parent ADSs shall be issued upon the surrender of Company Virginia Sub Certificates for exchange, no dividend or distribution with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Ordinary Shares in account entry form or receipts representing Parent ADSs. In lieu of the issuance of any such fractional share, Parent shall deliver to the Exchange Agent the Parent Ordinary Shares being sold by the Exchange Agent pursuant to the procedure described in Section 4.02(i).

(g) The Exchange Agent shall sell any Parent ADSs delivered to it by the Depositary and any non-cash portion of the Exchange Fund that remains unclaimed by the shareholders of Company Virginia Sub on the date falling 12 months after the Exchange Effective Time and shall return the proceeds of such sale and any other cash held in the Exchange Fund at such time to Company Virginia Sub. Any former shareholders of Company Virginia Sub who have not theretofore complied with this Article 4 shall thereafter look only to Company Virginia Sub with respect to the Exchange Consideration, any consideration in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs deliverable in respect of each share of Company Virginia Sub Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Company Virginia Sub, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Virginia Sub Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Company Virginia Sub Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Virginia Sub Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Virginia Sub Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Virginia Sub Certificate the Exchange Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

(i) The Exchange Agent shall aggregate all fractional interests in Parent Ordinary Shares (after aggregating all interests in Parent Ordinary Shares to which a former holder of shares of Company Virginia Sub Common Stock is entitled) and sell all such shares, in one or more transactions executed on one or more stock exchanges through one or more brokers nominated by Parent with the proceeds of such sale being remitted to the Exchange Agent as soon as practicable thereafter. The Exchange Agent shall deliver the cash proceeds of any such sales to former holders of shares of Company Virginia Sub Common Stock in lieu of their fractional interest in Parent Ordinary Shares or Parent ADSs. For the avoidance of doubt, any reference in this Agreement to Parent providing to the Exchange Agent any funds in lieu of fractional shares shall refer exclusively to the procedure described in this Section 4.02(i), through which cash is generated through the sale by the Exchange Agent of Parent Ordinary Shares, and through which no cash is provided or funded by Parent at any time.

Section 4.03. Withholding Rights. Notwithstanding anything to the contrary contained herein, Parent, the Surviving Corporation, and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If Parent, the Surviving Corporation, and any other applicable withholding agent so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent made such deduction and withholding.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in any Company Qualifying SEC Report (other than (i) any information that is contained in the “Risk Factors” section of such Company Qualifying SEC Reports, except to the extent such information consists of factual or historical statements, and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company Qualifying SEC Reports) if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent on its face, (b) contemplated by Section 12.14 or (c) subject to Section 12.05, set forth on the corresponding section of the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. The Company has all corporate powers and has, and has had at all relevant times, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those governmental licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Charter and Company Bylaws as currently in effect.

Section 5.02. Corporate Authorization. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby (including the Bank Merger). The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby have been duly, validly and unanimously approved by the Company Board. The Company, as the sole shareholder of Company Virginia Sub, has approved the Reincorporation Merger, Share Exchange and waived any right to dissent from the Share Exchange for all purposes of Section 13.1-729 et seq. of the VSCA. Except for the affirmative vote of the holders of not less than a majority of the outstanding Company Common Stock voting on the Reincorporation Merger, voting together as a single class to adopt and approve this Agreement and the Transaction (the “Company Shareholder Approval”) and, in the case of the Bank Merger, the adoption and approval of the applicable agreement and plan of merger in respect of the Bank Merger by the board of directors of or similar governing body of Company Bank, and, in the case of the IHC Merger, board and shareholder proceedings required in respect thereof, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transaction or the other transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”)).

(b) At a meeting duly called and held, the Company Board has by unanimous approval (i) determined that this Agreement and the transactions contemplated hereby, including the Transaction, the Reincorporation Merger and the Share Exchange, are advisable and in the best interests of the Company and its stockholders and has directed that this Agreement be submitted to the Company’s stockholders for adoption, (ii) recommended that such shareholders adopt and approve this Agreement and the Transaction, at a duly held meeting of such shareholders (such recommendation, the “Company Board Recommendation”), (iii) adopted a resolution to the foregoing effect, and (iv) together with the Company Virginia Sub Board, taken all other actions necessary to exempt the Reincorporation Merger, the Share Exchange, this Agreement and the transactions contemplated by each of the foregoing from any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder”, “business combination” or other similar statute or regulation promulgated by a Governmental Authority (including Section 203 of the DGCL and Sections 13.1-725 et seq. and 13.1-728.1 et seq. of the VSCA) (collectively, “Takeover Statutes”).

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Bank Merger) require no action by or in respect of, consent or approval of, or filing with, any Governmental Authority on the part of the Company or its Subsidiaries, other than (i) the filing of a certificate of merger with respect to the Reincorporation Merger with the Secretary of State of the State of Delaware, the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the VSCA with the Virginia State Corporation Commission, the issuance by the Virginia State Corporation Commission of a certificate of merger and certificate of share exchange pursuant to the VSCA, and other appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing with the SEC of the proxy statement (the “Proxy Statement”) in definitive form relating to the special meeting of the Company’s shareholders to be held in connection with this Agreement and the Transaction and the other transactions contemplated hereby and the filing and declaration of effectiveness of the Registration Statement on Form F-4 (the “F-4”) in which the Proxy Statement will be included as a prospectus of Parent (the “Prospectus”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (iv) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the approval or regulatory waiver of such applications, filings, and notices, (v) in the case of the Bank Merger, the filing of any required applications, filings and notices, as applicable, with the OCC under the Bank Merger Act, and the approval of such applications, filings, and notices, (vi) the filing of any required applications, filings and notices, as applicable, with the ECB and the approval or regulatory waiver of such applications, filings, and notices, (vii) if required by the HSR Act, the filing of any applications, filings or notices, as applicable, under the HSR Act and the expiration or termination of the waiting period thereunder, (viii) the filing of articles or certificates of merger (or similar instruments) in connection with the Bank Merger and IHC Merger as required by Applicable Law, (ix) the filing of any required applications, filings or notices with any state insurance regulatory authorities and approval or regulatory waiver of such applications, filings and notices, and (x) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Reincorporation Merger, the Share Exchange and, if applicable, Bank Merger on a timely basis.

Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Charter, Company Bylaws or similar governing documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 400,000,000 Shares and (ii) 3,000,000 shares of preferred stock, par value $0.01, of which (x) 6,000 shares of preferred stock are classified as Company Series F Preferred Stock and (y) 135,000 shares of preferred stock are classified as Company Series G Preferred Stock. As of January 31, 2026, there were outstanding 161,236,090 Shares (of which an aggregate of 1,908,267 are Company Restricted Stock Awards), 501,725 Company Performance-Based Restricted Stock Awards (assuming target performance), 6,000 shares of Series F Preferred Stock (and 6,000,000 depositary shares representing a 1/1000th interest in a share of Company Series F Preferred Stock), 135,000 shares of Series G Preferred Stock (and 5,400,000 depositary shares representing a 1/40th interest in a share of Company Series G Preferred Stock). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary or Affiliate of the Company owns any shares of capital stock of the Company. None of the Company Series F Preferred Stock, Company Series G Preferred Stock, Company Securities (other than the Shares) or Company Subsidiary Securities have any voting, consent or approval rights with respect to the Transaction.

(b) There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in this Section 5.05 and issuances pursuant to the Company Equity Plan and Company ESPP, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting or equity securities of the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) though (iv) being referred to collectively as the

“Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of Company Securities or granting any stockholder or other person any registration rights.

(c) Section 5.05(c) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Equity Award as of January 31, 2026, including, as applicable, the holder, date of grant, vesting schedule (including acceleration provisions) and number of Shares subject thereto (at target and maximum levels).

Section 5.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly incorporated or organized, is validly existing and in good standing under the laws of its jurisdiction of organization, has all organizational powers and has, and has had at all relevant times, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. No Subsidiary of the Company is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Subsidiary of the Company. Section 5.06 of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof, and its jurisdiction or incorporation or organization.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) (other than restrictions on transfer of general applicability under Applicable Law). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of or other voting or equity securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, trust preferred or subordinated debt securities, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other equity or voting interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person. There are no voting trusts, shareholder agreements, proxies or other agreements in effect in which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of any Company Subsidiary Securities or granting any stockholder or other person any registration rights.

(c) Company Bank is a national banking association, duly organized and validly existing under the laws of the United States. Company Bank is a member in good standing of the Federal Home Loan Bank of Boston. Company Bank has all corporate powers and has, and has had at all relevant times, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those governmental licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The deposit accounts of Company Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Applicable Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

(d) The authorized capital stock of Company Bank consists of 1,000 shares of common stock, $1.00 par value, of which 1,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights, all of which are owned by the Company free and clear of any Liens.

Section 5.07. Company Virginia Sub. (a) Following the date of its incorporation, Company Virginia Sub has not engaged, and will not engage, in any activities other than in connection with this Agreement. Company Virginia Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby has been duly, validly and unanimously approved by the Company as the sole shareholder of the Company Virginia Sub and constitutes a valid and binding obligation of Company Virginia Sub, enforceable against Company Virginia Sub in accordance with its terms (except as may be limited by the Enforceability Exceptions). The Company as the sole shareholder of Company Virginia Sub has unanimously approved this Agreement (including the Plan of Merger and the Plan of Share Exchange), the Transaction and the other transactions contemplated hereby, including as required to render inapplicable to this Agreement, the Transaction and the other transactions contemplated hereby all restrictions set forth in any Takeover Statutes of the Commonwealth of Virginia.

(b) Neither the execution and delivery by Company Virginia Sub of this Agreement and the consummation by Company Virginia Sub of the Transaction and the other transactions contemplated hereby, nor compliance by Company Virginia Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the articles of incorporation or bylaws of Company Virginia Sub or (ii) assuming that the consents, approvals and filings referred to in Section 5.07(c) are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company Virginia Sub, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company Virginia Sub or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company Virginia Sub or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

(c) Except for (i) the filing of a certificate of merger with respect to the Reincorporation Merger with the Secretary of State of the State of Delaware, the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the VSCA with the Virginia State Corporation Commission, the issuance by the Virginia State Corporation Commission of a certificate of merger and certificate of share exchange pursuant to the VSCA, and the filing of other appropriate documents with the relevant authorities of other states in which Company Virginia Sub or the Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (iii) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the approval or regulatory waiver of such applications, filings, and notices, (iv) in the case of the Bank Merger, the filing of any required applications, filings and notices, as applicable, with the OCC under the Bank Merger Act, and the approval of such applications, filings, and notices, (v) the filing of any required applications, filings and notices, as applicable, with the ECB and the approval or regulatory waiver of such applications, filings, and notices, (vi) if required by the HSR Act, the filing of any applications, filings or notices, as applicable, under the HSR Act and the expiration or termination of the waiting period thereunder, (vii) the Company Shareholder Approval, (viii) the filing of articles or certificates of merger (or similar instruments) in connection with the Bank Merger and IHC Merger as required by Applicable Law, (ix) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Ordinary Shares and Parent ADSs pursuant to this Agreement and approval of listing of such Parent Ordinary Shares and Parent ADSs on the NYSE, (x) the filing of any required applications, filings or notices with any state insurance regulatory authorities and approval or regulatory waiver of such applications, filings and notices, and (xi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no consents or approvals of or filings or registrations with any Governmental Authority, are necessary in connection with the consummation by Company Virginia Sub of the Transaction and the other transactions contemplated by this Agreement.

Section 5.08. Reports. (a) The Company and each of its Subsidiaries have timely filed with or furnished, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents, together with any amendments required to be made with respect thereto (“Reports”), required to be filed or furnished by the Company or any of its Subsidiaries since January 1, 2024 with (i) any U.S. federal or state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) the CFPB, (vii) any foreign regulatory authority and (viii) any self-regulatory organization ((i)—(viii), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Subject to Section 12.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2024, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Subject to Section 12.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2024, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries have timely filed with or furnished to the SEC all Company SEC Documents. As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) The Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 5.09. Financial Statements. (a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (1) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (2) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (3) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (4) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2024, no independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Company Material Adverse Effect. The Company (x) has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and (f), respectively, of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud that involves management or senior employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available by the Company to Parent. Neither the Company nor its independent audit firm has identified any unremediated material weakness in internal controls over financial reporting or disclosure controls and procedures. The Company has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Since January 1, 2024, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or the Company Board or similar governing body of any Subsidiary of the Company or any committee thereof, or to the Knowledge of the Company, to any director or officer of the Company or any Subsidiary of the Company.

(d) There are no outstanding loans or other extensions of credit made by Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 5.10. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Proxy Statement to be filed with the SEC in connection with the Transaction and the other transactions contemplated hereby, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.10(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or its Representatives specifically for use therein.

(c) The information relating to the Company and its Subsidiaries (including Company Virginia Sub) that is provided by the Company or its representatives for inclusion in the F-4, the Prospectus, any Company Disclosure Document or in any other document filed with any other Regulatory Agency or Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 5.11. Absence of Certain Changes. Since the Company Balance Sheet Date, (i) through the date hereof the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) through the date of this Agreement, the Company and its Subsidiaries have not taken any actions that, if taken after the date of this Agreement, would require the consent of Parent under Section 7.01(a), (b), (c), (j), (p), (q) or (r).

Section 5.12. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than (a) liabilities or obligations reflected or reserved against in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date and (c) liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.13. Compliance with Laws and Court Orders. (a) The Company and each of its Subsidiaries hold, and have at all times since December 31, 2023, held, all licenses, registrations, franchises, certificates, approvals, variances, permits, charters and authorizations (“Permits”) necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and, to the Knowledge of the Company, no suspension or cancellation of any such Permit is threatened.

(b) The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to the Company or any of its Subsidiaries, including all laws relating to the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the CFPB, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sanctions, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(c) Each of the Company’s Subsidiaries that is an insured depository institution has, and since January 1, 2024 has had, a Community Reinvestment Act rating of “satisfactory” or better.

(d) None of the Company, or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (c) violated the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(e) None of the Company, or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries is currently the subject of any Sanctions. In the last five years, none of the Company nor any of its Subsidiaries has (i) done business in any country or territory that is, or during the relevant time was, the subject of comprehensive Sanctions (as of the date herein Iran, North Korea, Cuba, the Crimea, the Donetsk and Luhansk People’s Republics, and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine and, prior to the repeal of comprehensive Syrian sanctions, Syria); (ii) engaged in any transaction or dealing with any Person who, at the time of such transaction or dealing, is or was the subject of Sanctions; (iii) otherwise violated Sanctions or (iv) been penalized for, given notice of, or, to the Company’s Knowledge, been under investigation with respect to, any violation of Sanctions. The Company and its Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with applicable Sanctions.

(f) For the past five years, the Company has not been penalized for, given notice of, or, to the Knowledge of the Company, been under investigation with respect to, any violation of the Bank Secrecy Act, the USA PATRIOT Act, or other applicable laws or regulations concerning the prevention or money laundering or terrorist financing or related financial recordkeeping and reporting requirements (the “Anti-Money Laundering Laws”). The Company and its Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Money Laundering Laws.

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Bank has complied in all material respects with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (ii) the Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (iii) none of the Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

(h) The Company and the Company Bank are each “well capitalized” and “well managed” (as those terms are defined in the relevant regulation of the institution’s primary federal bank regulator).

(i) The Company meets the requirements set forth at 12 C.F.R. § 225.81 to engage in financial holding company activities, is not subject to any limitation on its authority under federal banking laws to engage in such activities, and is not aware of the existence of any facts or circumstances that would reasonably be expected to cause the Company to cease to meet such requirements or to become subject to any such limitation. Neither the Company nor any of its Subsidiaries engage, directly or indirectly (including through the Company Bank), in any activity, or beneficially own any shares of capital stock or other equity interests in any person that engages in any activity, not expressly permitted under the BHC Act, the Federal Reserve Board’s Regulation Y or Section 4(k) of the BHC Act (12 U.S.C. § 1843(k)).

(j) Neither the Company nor any of its Subsidiaries (i) produces, designs, tests, manufactures, fabricates or develops one or more “critical technologies” as such term is defined at 31 C.F.R. § 800.215 or (ii) performs the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure” as such term is defined at 31 C.F.R. § 800.212.

Section 5.14. Litigation. (a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Transaction, would apply to the Surviving Corporation or any of its affiliates).

Section 5.15. Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid title to, or valid leasehold interests in, all its real property reflected in the Company Balance Sheet or acquired after December 31, 2024 (collectively, the “Company Real Property”). None of the Company Real Property is subject to any Lien, except (a) Liens disclosed on the Company Balance Sheet or the notes thereto, (b) Liens for taxes not yet due, payable or being contested in good faith, (c) Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to materially detract from the value or materially interfere with any present or intended use of such property or assets or (d) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Company or any of its Subsidiaries ((a) – (d), collectively, “Permitted Liens”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against Company Real Property.

Section 5.16. Intellectual Property. (a) Section 5.16 of the Company Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration included in the Owned Intellectual Property (collectively, the “Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) none of the Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part and all Registered Intellectual Property is otherwise valid, subsisting and enforceable, and (B) the Company and its Subsidiaries have paid all registration, maintenance and renewal fees and have made all filings required to maintain their respective ownership of, and the validity and enforceability of, the Registered Intellectual Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries solely and exclusively own, free and clear of all Liens (other than any Permitted Liens), all Owned Intellectual Property and (ii) there exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property.

(c) The Company and its Subsidiaries own or have a valid and enforceable right to use any and all Intellectual Property used or held for use in, or otherwise necessary for, the conduct of the business of the Company and its Subsidiaries as currently conducted.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property right of any Person; (ii) to the Knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated, or is challenging, infringing, misappropriating or otherwise violating, any Owned Intellectual Property or Licensed Intellectual Property; (iii) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, action, suit, order, investigation or proceeding with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; and (iv) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain, enforce and protect the confidentiality of all Intellectual Property of the Company or any of its Subsidiaries the value of which to their business is contingent upon maintaining the confidentiality thereof and (ii) none of such Intellectual Property has been disclosed other than to employees, contractors, consultants, representatives and agents of the Company or any of its Subsidiaries under written confidentiality agreements.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have entered into binding, written agreements with the current and former employees and independent contractors of the Company and its Subsidiaries who have participated in the development of any Intellectual Property for or on behalf of the Company or any of its Subsidiaries, whereby such employees and independent contractors (A) presently assign to the Company or any of its Subsidiaries any ownership interest and right they may have in all such Intellectual Property; and (B) acknowledge the Company’s and its Subsidiaries’ ownership of all such Intellectual Property.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the software included in the Owned Intellectual Property or distributed by, or otherwise used in the business of, the Company or any of its Subsidiaries (A) contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command; (B) contains any software code that is licensed under any terms or conditions that require that any software be (1) made available or distributed in source code form; (2) licensed for the purpose of making derivative works; (3) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (4) redistributable at no charge; or (C) is subject to any agreement with any Person under which the Company or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such software and no such source code has been released to any Person, or is entitled to be released to any Person, by any escrow agent and (ii) the consummation of the transactions contemplated by this Agreement will not trigger the release of any source code of any such software

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets operate and perform in accordance with their documentation and functional specifications and otherwise in a manner that permits the Company and its Subsidiaries to conduct their business as currently conducted and (ii) the Company and its Subsidiaries have taken all actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of (A) data backup, (B) disaster avoidance and recovery, (C) business continuity and (D) encryption and other security procedures, protocols and technologies.

(i) The Company and its Subsidiaries have at all times since January 1, 2024, complied, and are currently in compliance, in all material respects with all Applicable Data Protection Requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claim, action, suit, investigation or proceeding is pending or threatened against the Company or any of its Subsidiaries by any Person alleging a violation of any Applicable Data Protection Requirement or such Person’s privacy, personal or confidentiality rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (1) the Company and its Subsidiaries have (i) implemented and maintain commercially reasonable technical and organizational measures, in accordance with industry standards, to protect all Personal Information in its possession or control against a breach, or unauthorized use, access, exfiltration, destruction, alteration, disclosure, loss, theft, interruption, modification or corruption, thereof (each, a “Data Breach”) and (ii) used commercially reasonable efforts to ensure that all service providers, data processors and other Third Parties that process any Personal Information on behalf of the Company or any of its Subsidiaries are bound by written agreements including any terms required by Applicable Data Protection Laws and requiring such Third Parties to comply with Applicable Data Protection Laws and to maintain the privacy, security and confidentiality of such Personal Information; and (2) there has been no Data Breach with respect to any

Personal Information in the Company’s or any of its Subsidiaries’ possession or control and neither the Company nor any of its Subsidiaries have been under any Applicable Data Protection Requirement to provide any notice to any Governmental Authority or Person in connection with any Data Breach. The consummation of the transactions contemplated by this Agreement will not breach any Applicable Data Protection Requirement in any material respect.

Section 5.17. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2021 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no material claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax for which an adequate accrual in accordance with GAAP has not been established.

(e) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(f) No material deficiency for an amount of Taxes has been proposed or asserted in writing or assessed by any Taxing Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved in whole or in part for which an adequate accrual in accordance with GAAP has not been established.

(g) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h) The Company and each of its Subsidiaries has properly withheld and timely paid over to the applicable Taxing Authority all material taxes that it is required to withhold from amounts paid to any employee, partner, independent contractor, creditor, shareholder or other person.

(i) There are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due or Taxes being contested in good faith in appropriate proceedings and for which adequate accruals and reserves have been established in accordance with GAAP.

(j) Neither the Company nor any of its Subsidiaries (A) is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively among the Company and/or its Subsidiaries) pursuant to which it will have any obligation to make any payments in respect of Taxes after the Exchange Effective Time, (B) is, or has been, a member of an affiliated group (as defined in Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries), (C) has any liability for the payment of any Tax imposed on any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign Tax Law, or (D) has transferee or successor liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) by operation of Applicable Law.

(k) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in or use of an incorrect method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made prior to the Closing Date (other than any sales of inventory); or (D) prepaid amount received or deferred revenue accrued prior to the Closing Date outside the ordinary course of business.

(l) All material payments by, to or among the Company and its Subsidiaries comply in all material respects with all applicable transfer pricing requirements imposed by any Taxing Authority (including pursuant to Section 482 of the Code or any similar provision of non-U.S., state or local law), and the Company and its Subsidiaries have complied with all related recordkeeping requirements in all material aspects.

(m) Neither the Company nor any of its Subsidiaries has nexus, nor has taken any action that could result in the Company or such Subsidiary having taxable presence, for any Tax purpose in any taxing jurisdiction (whether within or without the United States) other than the jurisdiction of its formation or organization and jurisdictions in which it has filed Tax Returns. No claim has been made by any Taxing Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file a particular type of Tax Return (or pay a particular type of Tax) that the Company or such Subsidiary is or may be required to pay such type of Tax to (or file such type of Tax Return with) that Taxing Authority.

(n) Each of the Company and its Subsidiaries has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Taxing Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by any Applicable Law.

(o) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(p) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Exchange Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding (A) any agreements or arrangements exclusively between or among the Company and its Subsidiaries or (B) any indemnification agreement or arrangement with third parties made in the ordinary course of business the principal subject of which does not pertain to Tax).

Section 5.18. Employees and Employee Benefits Plans. (a) Section 5.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan. A copy of each material Employee Plan (and, if applicable, any related trust or funding agreements or insurance policies) and all amendments thereto have been made available to Parent together with, if applicable, all summary plan descriptions, amendments, modifications or material supplements, the most recently received IRS determination letter, the most recent annual report (Form 5500) and the most recent actuarial report prepared in connection with such Employee Plan or trust.

(b) Each Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Except as would not reasonably be expected to, either individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the Internal Revenue Service, Department of Labor or any other Governmental Authority with respect to any Employee Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(c) Except as would not reasonably be expected to, either individually or in the aggregate, have a Company Material Adverse Effect, with respect to each Employee Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code or in “critical” status for purposes of Section 302 of the Code, (iii) the present value of accrued benefits under such Employee Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Employee Plan’s actuary with respect to such Employee Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Employee Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, (vi) the PBGC has not instituted proceedings to terminate any such Employee Plan and (vii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries or any ERISA Affiliate.

(d) Except as set forth in Section 5.18(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any ERISA Affiliates nor any predecessor thereof contributes to (or has any obligation to contribute to), or has in the past six years contributed to (or had any obligation to contribute to), any multiemployer plan, as defined in Section 3(37) of ERISA and none of the Company or any of its Subsidiaries nor any ERISA Affiliate has incurred any liability that has not been satisfied to a multiemployer plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such a multiemployer Plan.

(e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file an application for such letter, from the Internal Revenue Service, which letter has not been revoked, and the Company is not aware of any reason why any such letter should be revoked or not be reissued, and no circumstances have occurred that would reasonably be expected to adversely affect the qualified status of such Employee Plan. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letter with respect to each such Employee Plan.

(f) Except as set forth in Section 5.18(f) of the Company Disclosure Schedule or expressly provided under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under or increase the amount payable or trigger any other material obligation, requirement or restriction pursuant to any Employee Plan or would limit the right of Parent or any of its Subsidiaries to amend, merge or terminate any Employee Benefit on or after the Exchange Effective Time. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle such employee or former employee to any material payment or benefit as a result of the transactions contemplated hereby that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) No officer, employee, director or consultant of the Company or any of its Subsidiaries is entitled to receive any tax gross-up, indemnity or similar payment from the Company or any of its Subsidiaries as a result of the imposition of any income tax or excise tax under Section 409A or 4999 of the Code.

(h) Except as set forth in Section 5.18(h) of the Company Disclosure Schedule, no Employee Plan provides for any post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(i) Except as required by Applicable Law, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any employee benefit plan which would increase materially the expense of maintaining such employee benefit plan above the level of the expense incurred in respect thereof for the fiscal year ended as of the Company Balance Sheet Date.

(j) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans that would reasonably be expected to result in any material liability of the Company or any of its Subsidiaries, taken as a whole.

(k) All material contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, have been discharged and paid on or prior to the date hereof, or to the extent not paid, have been reflected as a liability on the Company Balance Sheet in accordance with GAAP.

(l) Except as would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, none of the Company or its Subsidiaries nor any ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Employee Plans or their related trusts, the Company, any of its Subsidiaries or any ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(m) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to any effective or pending collective bargaining agreement or similar labor agreement covering employees or former employees of the Company or any of its Subsidiaries and, there are no pending or, to the Knowledge of the Company, threatened organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.

(n) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Each employee, director and independent contractor of the Company and its Subsidiaries is principally employed or engaged in the United States. No Senior Employee is on a visa status that could reasonably be expected to prevent them from remaining employed in the United States. There have not been any material immigration investigations or raids with respect to or affecting the Company or any of its Subsidiaries.

(o) In the past five years, neither the Company nor any of its Subsidiaries has entered into a settlement agreement with a current or former officer, an employee or individual independent contractor of the Company or its Subsidiaries that substantially involves allegations relating to sexual harassment by a Senior Employee. In the past five years, to the Knowledge of the Company, no allegations of sexual harassment have been made against a Senior Employee.

(p) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated or announced (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined in the WARN Act) or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.

Section 5.19. Environmental Matters. (a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company: (i) no written notice, order, complaint or penalty has been received by any Company arising out of any Environmental Law in the five years prior to the date of this Agreement, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws; (ii) the Company and its Subsidiaries have all Environmental Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and (iii) the operations of the Company and its Subsidiaries are in compliance, and have complied, with the terms of applicable Environmental Laws.

(b) For purposes of this Section 5.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 5.20. Material Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, lease, commitment or understanding (whether written or oral):

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof,

(ii) that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any material respect the ability of the Company, the Surviving Corporation or any of their Subsidiaries or their businesses or, following consummation of the Transaction and the other transactions contemplated hereby, Parent or its Affiliates, to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Parent or its Affiliates, is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries or, following consummation of the Transaction, Parent or its Affiliates, to own or operate any assets or business,

(iii) containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than the Company or its Subsidiaries) that is material to the Company or its Subsidiaries,

(iv) that is a settlement, consent or similar agreement and contains any material continuing obligations of the Company or any of its Subsidiaries,

(v) (A) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $100,000,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of the Company or any of its Subsidiaries (excluding, in the case of each of clauses (A), (B) and (C), intercompany arrangements solely (i) between the Company and any of its wholly owned Subsidiaries or (ii) among wholly owned Subsidiaries of the Company),

(vi) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Company Shareholder Approval or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

(vii) that relates to the acquisition or disposition of any person, business or asset and under which the Company or its Subsidiaries have or may have a material obligation or liability,

(viii) which is a collective bargaining agreement or similar agreement with any labor organization, or

(ix) which creates future payment obligations (including any capital expenditures) in excess of $3,000,000 per annum (in the case of Leases, measured based on the base rent) other than any such contracts which are terminable by the Company or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by the Company or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business.

Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in the Company Disclosure Schedule, is referred to as a “Material Contract”.

(b) (i) Each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (iii) to the Knowledge of the Company, each third-party counterparty to each Material Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Material Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (iv) neither the Company nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Material Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, of or under any such Material Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.21. Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 5.22. Agreements With Regulatory Authorities. Subject to Section 12.14, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil monetary penalty by, or has been since January 1, 2024, a recipient of any supervisory letter from, or since January 1, 2024, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2024 by any Regulatory Agency or other Governmental Authority that, or have actual knowledge that, such agency is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.

Section 5.23. Investment Securities and Commodities. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries each has good and marketable title to all securities and commodities held by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company or its Subsidiaries and except for such defects in title or Liens that would not be material to the Company and its Subsidiaries taken as a whole and (ii) such securities and commodities are valued on the books of the Company and its Subsidiaries in accordance with GAAP. The Company and each of its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and each of its Subsidiaries have, since January 1, 2024, been in compliance with such policies, practices and procedures in all material respects.

Section 5.24. Derivative Instruments. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) all Derivative Transactions (as herein defined) and other risk management arrangements were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practices and applicable rules, regulations and policies of any Regulatory Agency and other policies, practices and procedures employed by the Company and its Subsidiaries and with counterparties reasonably believed at the time to be financially responsible and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect, (ii) the Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent required, and (iii) to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Section 5.25. Customer Relationships. (a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, each trust or wealth management customer of the Company or any of its Subsidiaries has been originated and serviced (i) in conformity with the applicable policies of the Company and its Subsidiaries, (ii) in accordance with the terms of any applicable contract governing the relationship with such customer, (iii) in accordance with the applicable policies of the Company and its Subsidiaries regarding instructions received from such customers and their authorized representatives and authorized signers, (iv) consistent with each customer’s risk profile in effect at such time, (v) in compliance with all Applicable Laws and the Company’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder and in effect at such time, (vi) each contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries has been duly and validly executed and delivered by the Company and each Subsidiary and, to the Knowledge of the Company, the other contracting parties, each such contract constitutes a valid and binding obligation of the parties thereto, except as such enforceability may be limited by the Enforceability Exceptions, and the Company and its Subsidiaries and, to the Knowledge of the Company, the other contracting parties thereto, have duly performed in all material respects their obligations thereunder, and the Company and its Subsidiaries and, to the Knowledge of the Company, such other contracting parties are in material compliance with each of the terms thereof, (vii) since January 1, 2024, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any of the accounts maintained on behalf of any trust or wealth management customer of the Company or any of its Subsidiaries and (viii) since January 1, 2024, none of the Company or any of its Subsidiaries has been, and none are currently, engaged in any material dispute with, or subject to material claims by, any such trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

Section 5.26. Insurance Subsidiaries; No Broker-Dealer Subsidiary.

(a)

(i) (A) Since January 1, 2024, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Subsidiary of the Company (“Company Agent”) wrote, sold, produced, managed, administered or procured business for a Subsidiary of the Company, such Company Agent was, at the time the Company

Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (B) no Company Agent has been since January 1, 2024, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Company Agent’s writing, sale, management, administration or production of insurance business for any Company Insurance Subsidiary and (C) each Company Agent was appointed by Company or a Company Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Company Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “Company Insurance Subsidiary” means each Subsidiary of the Company listed on the Section 5.26(a)(i) of the Company Disclosure Schedule.

(ii) (A) Since January 1, 2024, the Company and the Company Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (B) all contracts, agreements, arrangements and transactions in effect between any Company Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (C) each Company Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

(b) No Subsidiary of the Company is a broker-dealer or is required to be registered, licensed or qualified as a “broker” or “dealer” in accordance with the provisions of the 1934 Act or any other federal or state regulatory or legal requirement or directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of) any member firm of the Financial Industry Regulatory Authority.

Section 5.27. Related Party Transactions. Except as set forth in Section 5.27 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

Section 5.28. Loans. (a) As of the date hereof, except as set forth in Section 5.28 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of December 31, 2025, had an outstanding balance of $10,000,000 or more and under the terms of which the obligor was, as of December 31, 2025, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 5.28 of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries that, as of December 31, 2025, had an outstanding balance of $10,000,000 or more and were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of the Company or any of its Subsidiaries that, as of December 31, 2025, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, each outstanding Loan of the Company or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Law.

(d) None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contain any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2024 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Agency, including relating to the origination, sale or servicing of mortgage or consumer Loans.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, as to each Loan that is secured, whether in whole or in part, by a guaranty of the U.S. Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and to the Knowledge of the Company, will remain in full force and effect following the Exchange Effective Time, in each case, without any further action by the Company or any of its Subsidiaries, subject to the fulfillment of their obligations under the agreement with the Small Business Administration or other Governmental Authority that arise after the date hereof and assuming that any applicable applications, filings, notices, consents and approvals contemplated in Section 5.03, Section 5.07(c) and Section 6.03 have been made or obtained.

Section 5.29. HSA Business. Company Bank is duly qualified to act as a custodian or trustee for health savings accounts (“HSAs”) under Section 223 of the Code and any other applicable law (or is partnered with a person so qualified). To the Knowledge of the Company, as of the date of this Agreement, no Material Network Partner intends to (a) terminate its relationship with Company Bank, (b) transfer from such Material Network Partner’s related HSAs administered by Company Bank for which Company Bank serves as trustee or custodian (the “Accounts”) all or a material portion of the assets held in such Accounts or (c) encourage the holders of Accounts of such Material Network Partner’s related Accounts to transfer to a competitor of the business all or a material portion of the assets held in such Accounts. For purposes of this Agreement, “Material Network Partner” shall mean any person with whom Company Bank is partnered through contract to conduct its HSA business where such person’s related HSAs constitute at least five percent (5%) of Company Bank’s total number of HSAs or the dollar amount of the related HSA deposits as of the date of this Agreement.

Section 5.30. Investment Advisory Business. (a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect, each Subsidiary of the Company (each such Subsidiary, a “Company Advisory Entity”) that provides investment management, investment advisory or sub-advisory services that involve acting as an “investment adviser” (within the meaning of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”)) (“Investment Advisory Services”) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act, is, and since January 1, 2024 has been, at all times required by applicable law, duly registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2024 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted. Except for the Company Advisory Entities, neither the Company nor any of its Subsidiaries is required to be registered under the Investment Advisers Act or any similar law in any jurisdiction.

(b) The current Form ADV of each Company Advisory Entity is, and any amended versions of such forms of each Company Advisory Entity filed before the Closing Date will be at the time of filing, in compliance with the applicable requirements of the Investment Advisers Act and the rules promulgated thereunder, and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except as would not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect.

(c) As of the date hereof, (i) no Company Advisory Entity nor any of its control persons, directors, officers or employees (other than employees whose functions are solely clerical or ministerial), nor, to the Knowledge of the Company, any other “associated person” (as defined in the Investment Advisers Act) thereof is (A) ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as a “person associated with an investment adviser” (as defined in the Investment Advisers Act) of a registered investment adviser, (B) subject to disqualification pursuant to Rule 206(4)-1 under the Investment Advisers Act or (C) subject to disqualification under Rule 506(d) of Regulation D under the 1933 Act, unless in the case of clause (A), (B) or (C), such Person has received effective exemptive relief from the SEC with respect to such ineligibility or disqualification, and (ii) there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in any such ineligibility or disqualification or, to the knowledge of the Company, that would provide a basis for any such ineligibility or disqualification, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unresolved issues with the SEC with respect to any Company Advisory Entity. Each Company Advisory Entity is not and, since January 1, 2024, has not been subject to, and has not received written notice of, an examination, inspection, investigation or inquiry by a Governmental Authority.

(e) Each Company Advisory Agreement (as defined below) includes all provisions required by and complies in all respects with the Investment Advisers Act, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Advisory Client (as defined below) is registered or required to be registered as an investment company under the Investment

Company Act. Each Company Advisory Entity and each of its Affiliates has complied with all applicable obligations, requirements and conditions of each Company Advisory Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Adviser Entity provides Investment Advisory Services to Company Advisory Clients solely pursuant to written Company Advisory Agreements. No Company Advisory Entity provides Investment Advisory Services to any person other than the Company Advisory Clients. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2024, no Company Advisory Entity has received any written complaint, claim, demand, notice or other similar communication from any counterparty to a Company Advisory Agreement alleging breach of fiduciary duty or violation of the Investment Advisers Act that has not been resolved.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Advisory Entities have each established and maintained in effect at all times required by applicable law, since January 1, 2024, written policies and procedures reasonably designed to achieve compliance with the Investment Advisers Act and the rules thereunder, including a code of ethics (the “Adviser Compliance Policies”). There have been no violations of, or written allegations of violations of, the Adviser Compliance Policies since January 1, 2024, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True, correct and complete current copies of the Adviser Compliance Policies have been made available to Parent. Each Company Advisory Entity has designated and approved a chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act or other applicable law. Each Company Advisory Entity has and continues to maintain all books and records as required by Rule 204-2 under the Investment Advisers Act and under any other applicable law.

(g) For purposes of this Section 5.30, (i) “Company Advisory Agreement” means an investment advisory agreement entered into by a Company Advisory Entity with a Company Advisory Client for the purpose of providing Investment Advisory Services to such Company Advisory Client and (ii) “Company Advisory Client” means any client or customer of a Company Advisory Entity for Investment Advisory Services.

Section 5.31. Finders’ Fees. Except for J.P. Morgan Securities LLC and Piper Sandler & Co., a copy of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.32. Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by such advisor in providing its opinion, the Exchange Consideration to be paid to the shareholders of the Company Common Stock (other than Parent and its Affiliates) in the Transaction is fair, from a financial point of view to such holders. The Company will make available to Parent on a confidential and non-reliance basis solely for informational purposes a signed copy of such opinion as soon as possible following execution of this Agreement.

Section 5.33. Antitakeover Statutes. The Company and Company Virginia Sub have taken all action necessary to exempt this Agreement, the Transaction and the other transactions contemplated by each of the foregoing from any Takeover Statute, and, accordingly, no Takeover Statute applies or purports to apply to any such transactions.

Section 5.34. No Reliance. (a) Except for the representations and warranties made by the Company in this Article 5, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to the Company, Company Virginia Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by the Company in this Article 5. (b) The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 6.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as (a) disclosed in any Parent Qualifying SEC Report (other than (i) any information that is contained in the “Risk Factors” section of such Parent Qualifying SEC Reports, except to the extent such information consists of factual or historical statements, and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Parent Qualifying SEC Reports) if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent on its face, (b) contemplated by Section 12.14 or (c) subject to Section 12.05, set forth on the corresponding section of the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 6.01. Corporate Existence and Power. Parent is a sociedad anónima duly incorporated and validly existing under the laws of Spain. Parent has all corporate powers and has, and has had at all relevant times, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those governmental licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. True, complete and correct copies of the Bylaws (estatutos) of Parent, as amended (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available to the Company.

Section 6.02. Corporate Authorization. Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby have been duly authorized, validly executed and approved by the Parent Board. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by the Enforceability Exceptions).

Section 6.03. Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 5.13(j), the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority on the part of Parent or its subsidiaries, other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act or any other state or federal securities laws, (ii) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and the approval or regulatory waiver of such applications, filings, and notices, (iii) in the case of the Bank Merger, the filing of any required applications, filings and notices, as applicable, with the OCC under the Bank Merger Act and the approval of such applications, filings, and notices, (iv) the filing with the SEC of the Proxy Statement in definitive form relating to the special meeting of the Company’s shareholders to be held in connection with this Agreement and the Transaction and the other transactions contemplated hereby and the filing and declaration of effectiveness of the F-4 in which the Proxy Statement will be included as the Prospectus, (v) the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the VSCA, the issuance by the Virginia State Corporation Commission of a certificate of merger and certificate of share exchange pursuant to the VSCA, and filing of other appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and the filing of a certificate of merger with respect to the Reincorporation Merger with the Secretary of State of the State of Delaware, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states and other jurisdictions in connection with the issuance of the Parent Ordinary Shares pursuant to this Agreement and approval of listing of such Parent ADSs and depositary shares in respect of Company Virginia Sub Series F Preferred Stock and Company Virginia Sub Series G Preferred Stock on the NYSE, (vii) the filing of an Exemption Document with the CNMV (or the filing of a “prospectus” for the purposes of the Prospectus Regulation with, and authorization by, the CNMV) and the submission of all other appropriate listing materials to the CNMV, the Spanish Stock Exchanges and Iberclear for the purpose of listing the Parent Ordinary Shares issued in the Capital Increase in accordance with this Agreement, as well as to any other required stock exchanges for the authorization of their admission to listing, (viii) the obtaining of the Independent Expert Report and the filing for registration with the Commercial Registry of the Deed of Capital Increase, (ix) the filing of any required applications, filings and notices, as applicable, with the ECB and the approval or regulatory waiver of such applications, filings, and notices, (x) if required by the HSR Act, the filing of any applications, filings or notices, as applicable, under the HSR Act and the expiration or termination of the waiting period thereunder, (xi) the filing of articles or certificates of merger (or similar instruments) in connection with the Bank Merger and IHC Merger as required by Applicable Law, (xii) the filing of any required applications, filings or notices with any state insurance regulatory authorities and approval or regulatory waiver of such applications, filings and notices, and (xiii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.04. Non-contravention. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby have been duly, validly and unanimously approved by the Parent Board. The Parent Board will call the Parent Meeting to vote on the Capital Increase and the delegation to the Parent Board for the execution of the Capital Increase (jointly, the “Parent Shareholder Approval”). The Parent Shareholder Approval shall require the affirmative vote of the holders of a majority of the Parent Ordinary Shares present or validly represented at a duly constituted general meeting of holders of Parent Ordinary Shares at which meeting, if held on first call, a quorum of at least one-half of the issued share capital of Parent is present or validly represented or, if held on second call, a quorum of at least one-quarter of the issued share capital is present or validly represented; provided, however, that if, on second call, less than one-half of the issued share capital of Parent is present or validly represented, the matters submitted for approval shall be adopted by at least two-thirds of the share capital of Parent present or validly represented at such meeting. No other corporate proceedings on the part of Parent are required to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby, other than the resolution of the Parent Board executing the Capital Increase, which resolution shall be adopted following receipt of (i) the Parent Shareholder Approval in accordance with the provisions hereof and (ii) the Independent Expert Report, and once the other actions stated in this Agreement to be taken prior to such resolution have been taken.

(b) The execution, delivery and performance by Parent of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in a violation or breach of any provision of the organizational documents of Parent, (ii) assuming compliance with the matters referred to in Section 6.03 and Section 6.04(a), contravene, conflict with, or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03 and Section 6.04(a), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding upon Parent or (iv) result in the creation or imposition of any Lien on any asset of Parent, with only such exceptions as, in the case of clauses (ii) through (iv), would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.05. Disclosure Documents. (a) The information with respect to Parent and any of its subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof; provided that this representation and warranty will not apply to statements or omissions included in the Proxy Statement or any other Company Disclosure Document based upon information furnished to Parent by the Company or any of its Representatives specifically for use therein. Each document required to be filed by Parent with the SEC or required to be distributed or otherwise disseminated in the U.S. to Parent’s shareholders in connection with the transactions contemplated by this Agreement and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The information supplied by Parent for inclusion or incorporation by reference in the F-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading provided that this representation and warranty will not apply to statements or omissions included in the F-4 based upon information furnished to Parent by the Company or any of its Representatives specifically for use therein. The F-4 will comply as to form in all material respects with the provisions of the Securities Act.

Section 6.06. Financial Statements. The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Documents (including the related notes, where applicable, and including any preliminary financial results for the quarter ended September 30, 2025 furnished to the SEC on Form 6-K) (and the 2025 20-F, when filed, will) (i) fairly present in all material respects the consolidated results of operations, cash flows and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount) and (ii) have been prepared in accordance with EU-IFRS (applied as required by the Bank of Spain under Circular 4/2017 of the Bank of Spain, addressed to credit institutions, on rules for public and confidential financial reporting, and on financial statement templates—Circular 4/2017 del Banco de España, a entidades de crédito, sobre normas de información financiera pública y reservada, y modelos de estados financieros) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

Section 6.07. SEC Filings. Parent has timely filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since January 1, 2024 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”). As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the Exchange Act did not, and each Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 6.08. Finders’ Fees. Except for Goldman Sachs & Co. LLC and Centerview Partners LLC, whose fees and expenses will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 6.09. Litigation. Except as would not reasonably be expected to, either individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any of its subsidiaries is a party to any, and there are no outstanding or pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

Section 6.10. Available Funds. At the Exchange Effective Time, Parent will have available the cash necessary to consummate the Transaction and the other transactions contemplated by this Agreement, including the payment in cash of the aggregate Cash Consideration.

Section 6.11. Absence of Certain Changes. Since December 31, 2024, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.12. No Reliance. (a) Except for the representations and warranties made by Parent in this Article 6, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, Parent nor any other person makes or has made any representation or warranty to the Company, its Subsidiaries or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its subsidiaries or their respective businesses or (ii) any oral or written information presented to the Company, its Subsidiaries or any of their respective affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby, except in each case for the representations and warranties made by Parent in this Article 6. (b) Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 5.

ARTICLE 7

COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01. Conduct of the Company. From the date hereof until the Exchange Effective Time, except as expressly contemplated by this Agreement or as required by Applicable Law or as set forth in Section 7.01 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and prudential supervisory requirements and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Permits, (iii) keep available the services of its directors, officers, employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as required by Applicable Law or as set forth in Section 7.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire (including under any share repurchase program of the Company or any of its Subsidiaries), any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.40 per share of Company Common Stock and with dividend record and payment dates consistent with past practice, (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of their wholly-owned Subsidiaries, (C) regular quarterly cash dividends provided for and paid on shares of (i) Company Series F Preferred Stock at a rate not in excess of $328.125 per share of Company Series F Preferred Stock or (ii) Company Series G Preferred Stock at a rate not in excess of $16.25 per share of Company Series G Preferred Stock, in each case in accordance with the terms of such Company Series F Preferred Stock or Company Series G Preferred Stock, as applicable or (D) the acceptance of shares of Company Common Stock as payment for withholding Taxes incurred in connection with the vesting or settlement of Company Equity Awards;

(c) (i) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of the Company or its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of the Company or any of its Subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms, (ii) adjust, split, combine or reclassify any capital stock or (iii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries;

(e) incur any capital expenditures or any obligations or liabilities in respect thereof in excess of 110% in the aggregate of the Company’s capital expenditure budget set forth in 7.01(d) of the Company Disclosure Schedule;

(f) except for foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly owned Subsidiary of the Company;

(g) sell, lease, mortgage, dispose or otherwise transfer, encumber, or create or incur any Lien on, the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses (other than Intellectual Property) to any individual, corporation or other entity (other than a wholly-owned Subsidiary of the Company), or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (A) in the ordinary course of business consistent with past practice, and (B) up to a maximum aggregate amount of $15,000,000 per calendar quarter;

(h) sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material Owned Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice;

(i) make or acquire any Loan (except for any Loan for which a commitment to make or acquire was entered into prior to the date of this Agreement) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any existing Loan, in each case, which action requires the approval of the Chief Credit Officer of the Company pursuant to the Company’s and its Subsidiaries’ lending policies in effect as of the date hereof (the applicable policy limits for which are summarized in Section 7.01(i) of the Company Disclosure Schedule based on rating and loan type);

(j) (i) incur any indebtedness for borrowed money, other than (I) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of twelve (12) months and in the ordinary course of business consistent with past practice, (II) deposits in the ordinary course of business consistent with past practice, (III) indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its wholly owned Subsidiaries and (IV) other indebtedness for borrowed money not in excess of $100,000,000 in the aggregate; provided that, in the case of this clause (IV) (1) such indebtedness is on customary and reasonable market terms, (2) such indebtedness is prepayable or redeemable at any time (subject to customary notice requirements) without premium or penalty, (3) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby shall result in any violation of or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under, or any loss of a material benefit of the Company or any of its Subsidiaries under, or result in the creation of any Lien upon any of the assets of the Company or any of its

Subsidiaries under such indebtedness, or would reasonably be expected to require the preparation or delivery of separate financial statements of the Company, the Surviving Corporation or their respective Subsidiaries and (4) such indebtedness is not comprised of debt securities or calls, options, warrants or other rights to acquire any debt securities, or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(k) outside the ordinary course of business consistent with past practices (i) enter into any contract, agreement, arrangement or understanding that would constitute a Material Contract if it had been entered into as of the date hereof or (ii) terminate, amend or modify in any material respect, any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(l) except as required pursuant to the terms of any Employee Plan, (A) grant or increase any severance or termination pay to (or amend any existing severance or termination arrangement with), (B) enter into any employment, consultancy, deferred compensation, severance, change in control, retention, transaction bonus or incentive, retirement or other similar agreement or arrangement (or amend any such existing agreement or arrangement), (C) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries who either (i) is at the level of Senior Managing Director or above and has a base salary of $300,000 or more or (ii) has a total annual target compensation of $800,000 or more, (D) grant any new awards, or amend or modify the terms of any outstanding awards, under any Employee Plan or take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Plan, (E) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, equity-based compensation or other benefit plan or arrangement covering any director, officer, employee or independent contractor of the Company or any of its Subsidiaries or (F) hire or terminate (other than for cause) any employee who either (i) is at the level of Senior Managing Director or above and has a base salary of $300,000 or more or (ii) has a total annual target compensation of $800,000 or more.

(m) implement or adopt any change in the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(n) settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount and for consideration not in excess of $1,000,000 individually or $3,000,000 in the aggregate (in each case net of insurance proceeds) and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of the Company or its Subsidiaries or the Surviving Corporation or its Subsidiaries;

(o) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), settle or compromise any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(p) materially restructure or materially change its investment securities portfolio or its derivatives portfolios or interest rate exposure or gap position except in the ordinary course of business consistent with past practice (and in consultation with Parent), through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(q) make any material changes not in the ordinary course of business in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans, credit, facilities, extensions of credit or other products or transactions that generate credit, counterparty credit, or market risk exposures, (ii) its investment securities portfolio, hedging practices and policies or its policies with respect to the classification or reporting of such portfolios or (iii) its deposits and other main categories of funding sources, in each case except as required by law or requested by a Regulatory Agency;

(r) enter into any material new line of business, exit any material existing line of business, or materially change its lending, investment, underwriting, risk, asset liability management or other banking or operating, securitization or servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) outside of the ordinary course of business, except as required by Applicable Law or policies imposed by any Governmental Authority;

(s) make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of the Company or its Subsidiaries, or to acquire or sell or agree to acquire or sell, any branch office, loan production office, or other significant office or operations facility or any deposit liabilities in connection therewith; or

(t) agree, resolve or commit to do any of the foregoing.

Section 7.02. Access to Information. (a) From the date hereof until the Exchange Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of January 7, 2026 between the Company and Parent (the “Confidentiality Agreement”) and the other provisions of this Section 7.02, the Company shall, and shall cause its Subsidiaries to, (i) give Parent and its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) full access to the offices, properties, books, contracts, commitments, personnel, information technology systems, and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Following the date hereof until the Closing Date, the Company shall provide, or cause to be provided, to Parent, as promptly as practicable when produced in the ordinary course of business, the information set forth on Section 7.02(a) of the Company Disclosure Schedule. Any access pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries and shall be for integration planning purposes only. No information or knowledge obtained by Parent in any access pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder. For the avoidance of doubt, nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Exchange Effective Time. Prior to the Exchange Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations. The Company shall not be required to provide Parent or its Representations with any information or access which would reasonably be expected to jeopardize privilege or violate any contractual restriction; provided, that the Company shall use reasonable best efforts to provide such information or access in a manner that does not jeopardize privilege or violate a contractual restriction.

(b) Each of the parties hereto shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to this Agreement in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(c) Notwithstanding the generality of Section 7.02(a), but subject to the last two sentences therein and to the extent permitted by Applicable Law relating to the sharing of any relevant information referred to below in this Section 7.02(c), as promptly as practicable after the date hereof, Parent and the Company shall establish a steering committee consisting of representatives designated by each of Parent and the Company to prepare, and shall cooperate in taking such actions as are necessary to prepare, for the consummation of the Transaction and subsequent integration of the operations, systems and facilities of Company Virginia Sub and Parent IHC Subsidiary, including but not limited to preparations for the IHC Merger and the Bank Merger, if applicable, and the integration of the operations, systems and facilities of the Company and its Subsidiaries, on the one hand, and Parent and its Affiliates, on the other hand. The steering committee shall meet regularly at such times as its members shall determine.

Section 7.03. No Solicitation; Change of Recommendation. (a) General Prohibitions. From and after the date of this Agreement until the earlier of the Exchange Effective Time and the termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, or take any action to facilitate or encourage the submission of any Acquisition Proposal by a Third Party or otherwise initiate any process that is intended to, or is reasonably likely to lead to the making of an Acquisition Proposal by any Third Party, (ii) enter into, engage or participate in any discussion or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford any access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage in any manner any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw, qualify or modify in a manner adverse to Parent the Company Board Recommendation (or (A) fail to publicly confirm the Company Board Recommendation within five (5) Business Days of a written request by Parent that it do so or (B) recommend an Acquisition Proposal made by a Third Party) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant to any Third Party any waiver under, or any release from, any standstill or similar agreement, (v) exempt any transaction (except the transactions contemplated by this Agreement) or Person (other than Parent or its Affiliates) from any Takeover Statute, (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement entered into in accordance with this Section 7.03) or (vii) agree or commit to take any of the actions described in this Section 7.03(a). It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions. Notwithstanding Section 7.03(a), at any time prior to receipt of the Company Shareholder Approval:

(i) following receipt of an unsolicited bona fide Acquisition Proposal that the Company Board determines in good faith, after consultation with financial and legal advisors, constitutes or is reasonably likely to result in, a Superior Proposal, the Company, directly or indirectly through advisors, agents or other Representatives, may furnish nonpublic information to, or enter into discussions with, any Third Party in connection with such Acquisition Proposal by such Third Party if and only to the extent that (A) the Company is not then in breach of its obligations under this Section 7.03 and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Third Party, the Company Board receives from such Third Party an executed confidentiality agreement containing confidentiality provisions that are not less restrictive on such Third Party than the Confidentiality Agreement and that permits the Company to comply with its notice obligations under this Section 7.03; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party; and

(ii) the Company Board may make an Adverse Recommendation Change, but only following (i) receipt of a Superior Proposal or (ii) the occurrence of an Intervening Event;

provided that, in each case referred to in the foregoing clauses (i) and (ii) the Company Board may take such action only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law, and, provided, further, that, solely in the case of the foregoing clause (ii), the Company Board may not make such Adverse Recommendation Change unless (A) the Company promptly notifies Parent in writing at least four (4) Business Days before taking such action of its intention to do so which notice shall, if the Adverse Recommendation Change is in response to a Superior Proposal, attach the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (B) at the end of such four (4) Business Day period, the Company Board takes into account any proposed modifications to this Agreement or the terms of the Transaction by Parent and determines that the failure to make an Adverse Recommendation Change would be inconsistent with its fiduciary duties under Delaware Law.

In addition, nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.03 (provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action).

(c) Required Notices. The Company Board shall not take any of the actions referred to in Section 7.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry which could reasonably be expected to lead to an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party in connection with an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal. The Company shall provide such notice in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describe any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters). After the notification provided for in the preceding sentence, the Company shall thereafter provide Parent, as promptly as practicable, with written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 7.03(c). After any public announcement of an Acquisition Proposal, Parent shall have the right to request the Company Board publicly reaffirm the Company Board Recommendation within two Business Days after a written request by Parent to do so; provided that Parent may only make such request twice with respect to each Acquisition Proposal or material modification thereof (it being understood that any amendment to such Acquisition Proposal shall be treated as a new Acquisition Proposal for such purpose).

(d) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal on terms that the Company Board determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all terms and conditions of the Acquisition Proposal, including, the value offered to the Company’s shareholders, any break-up fees, expense reimbursement provisions and conditions to consummation, any financing or capital provided or to be provided by such Third Party and the certainty that the Acquisition Proposal will be consummated, are more favorable than the Reincorporation Merger and the Share Exchange from a financial point of view to the holders of Company Common Stock (provided for the purposes of this definition, each reference to 25% in the definition of “Acquisition Proposal” shall be deemed to be a reference to 51%).

(e) Obligation to Terminate Existing Discussions, Etc. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. The Company shall use its reasonable best efforts to secure all such certifications as promptly as practicable. If any such Person fails to provide any required certification within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then the Company shall use its reasonable best efforts to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.

ARTICLE 8

COVENANTS OF PARENT

Parent agrees that:

Section 8.01. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Exchange Effective Time, the Surviving Corporation shall, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now or has been at any time prior to the date hereof or who becomes prior to the Exchange Effective Time, an officer or a director of the Company or any of its Subsidiaries, including Company Virginia Sub (each, an “Indemnified Person”), against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Exchange Effective Time, whether asserted or claimed prior to, or at or after, the Exchange Effective Time to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Charter, the Company Bylaws and indemnification agreements listed on Section 8.01(a) of the Company Disclosure Schedules, if any, in existence on the date hereof with any directors and officers of the Company and its Subsidiaries; provided, that in the case of advancement of expenses, any Indemnified Person to whom expenses are advanced provides an undertaking in a form reasonably acceptable to Parent to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification.

(b) Parent shall cause the Surviving Corporation to continue in full force and effect for a period of six years from the Exchange Effective Time the provisions in existence in the Company Virginia Sub Articles and Company Virginia Sub Bylaws regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses.

(c) For six years after the Exchange Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Exchange Effective Time covering each Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (provided, that the Company may elect to purchase a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent providing substantially equivalent benefits to the Indemnified Persons) (in each case, to the extent commercially available); provided that, in satisfying its obligation under this Section 8.01(c), the Surviving Corporation shall not pay in the aggregate in excess of 350% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 8.01(c) of the Company Disclosure Schedule; and provided further that, if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Exchange Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.01.

(e) The rights of each Indemnified Person under this Section 8.01 shall be in addition to any rights such Person may have under the Charter or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Share Exchange and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 8.02. Employee Matters. (a) For a period of one year following the Closing Date, Parent (or an Affiliate of Parent) shall provide to each employee of the Company or any of its Subsidiaries as of the Closing who continues employment with the Surviving Corporation or any of its Affiliates (“Continuing Employees”) with (i) base salary or base wages and target annual cash bonus opportunity that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Closing; provided that in no event shall a Continuing Employee’s base salary or base wages be less than that provided to such Continuing Employee immediately prior to the Closing; (ii) the target grant date value of annual long-term incentive opportunities that are no less favorable than that in effect for such Continuing Employee immediately prior to the Exchange Effective Time; provided that Parent (or an Affiliate of Parent) may substitute cash-based compensation having an equivalent grant date value; (iii) sales and commissions plan opportunities and employee and fringe benefits (excluding severance (which shall be provided consistent with clause (iv)), change in control or other transaction-related benefits, deferred compensation, supplemental retirement, defined benefit pension benefits, retiree health and welfare benefits, and equity and equity-related incentive compensation and retention) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Exchange Effective Time; and (iv) severance benefits that are no less favorable than those under the

Company’s severance policy as disclosed on Section 8.02(a) of the Company Disclosure Schedule; provided that, notwithstanding anything herein to the contrary, Parent (or an Affiliate of Parent) shall be permitted to make adjustments to the compensation provided to Continuing Employees who qualify as “Identified Staff” to the extent required by the European Union’s Capital Requirements Directive and in a manner that does not reduce the annual base salary or wages of a Continuing Employee or otherwise defer the amount of the total annual cash compensation payable to a Continuing Employee in any calendar year from that applicable prior to the Exchange Effective Time (it being understood that the annual base salary of a Continuing Employee who is Identified Staff shall be increased as necessary to ensure the foregoing). Prior to the Closing Date, Parent (or an Affiliate of Parent) shall be permitted to provide Continuing Employees with offer letters setting forth the terms of employment with Parent and its Affiliates after the Closing that (except as may otherwise be individually agreed with a Continuing Employee prior to the Closing Date) are consistent with this Section 8.02, which offer letters shall be subject to, and conditioned upon, the occurrence of the Closing (“Parent Offer Letters”). In connection with Parent’s (or its Affiliate’s) delivery of Parent Offer Letters to Continuing Employees, the Company shall use commercially reasonable efforts to provide Parent (or an Affiliate of Parent) with reasonable access to such Continuing Employees.

(b) With respect to any employee benefit plan or arrangement maintained by Parent or any of its Affiliates, including the Surviving Corporation, in which any Continuing Employee participates after the Closing Date, such Continuing Employee shall receive full credit (for all purposes, other than for benefit accruals under any defined benefit pension plan or retiree medical plan) for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) to the same extent that such service was recognized as of the Closing under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated; provided that the foregoing shall not result in a duplication of benefits for the same period of service.

(c) Parent (or an Affiliate of Parent) will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare benefit plans that such employees may be eligible to participate in after the Exchange Effective Time and (ii) for the year in which the Exchange Effective Time occurs, use commercially reasonable efforts to provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Exchange Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Exchange Effective Time.

(d) With respect to the performance period under the Company’s annual cash incentive plans in effect for the Company’s fiscal year in which the Closing Date occurs (not including any commission plans), Parent shall (or shall cause an Affiliate, including the Surviving Corporation, to) pay bonuses to each Continuing Employee for such fiscal year that are no less than the amount of the incentive award earned by such Continuing Employee based on the greater of target and actual level of performance (as determined in the ordinary course and consistent with past practice and through the latest practicable date prior to the Closing Date as reasonably determined in good faith by the Company Compensation Committee) (the “Short-Term Incentives”). The Short-Term Incentives shall be paid by Parent (or an Affiliate of Parent, including the Surviving Corporation) at the time or times that the Short-Term Incentives would normally be paid by the Company pursuant to the terms of such annual cash incentive plans, but in all events within sixty (60) days following the end of the applicable performance period relating to the Short-Term Incentives; provided that any Continuing Employee whose employment is terminated under circumstances that entitle them to severance under any Employee Plan shall be entitled, subject to the Continuing Employee’s execution and non-revocation of a release of claims in favor of the Company, Parent and their respective Affiliates (including the Surviving Corporation) that does not include additional restrictive covenants not already applicable to the employee (other than non-solicitation provisions to the extent would be required of similarly situated Parent employees under similar circumstances) (it being understood that such release requirement shall be deemed satisfied if the employee signs a release in connection with the payment of severance under the applicable Employee Plan), to a pro-rated bonus in respect of the period through the date of termination that is no less than the Short-Term Incentive payment determined hereunder (it being understood that no Continuing Employee shall be entitled to a receive a duplicative prorated annual bonus payment under another Employee Plan or otherwise for the same period of service).

(e) From and after the Exchange Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to, assume all Employee Plans in accordance with their terms as in effect immediately before the Exchange Effective Time. Parent hereby agrees that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of Company and its Subsidiaries under the terms of the Employee Plans.

(f) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Parent or the Company or any of their Subsidiaries or Affiliates any right to continue in the employ or service of the Surviving Corporation, Parent, the Company or any Subsidiary or Affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Parent, the Company or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Parent or the Company or any of their Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any employee benefit plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or Affiliates to amend, modify or terminate any particular employee benefit plan or any other benefit or employment plan, program, agreement or arrangement after the Closing. Without limiting the generality of Section 12.06(a), nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Parent or the Company or any of their Subsidiaries or Affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.03. Governance Matters. Effective as of the Exchange Effective Time, each of (i) Mr. John R. Ciulla, (ii) Mr. Luis Massiani and (iii) two additional members of the Company Board to be mutually agreed by Parent and the Company following the date hereof shall become members of the board of directors of Parent IHC Subsidiary and Parent Bank.

ARTICLE 9

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 9.01. Regulatory Matters. (a) Parent and the Company shall promptly prepare, and Parent shall promptly file with the SEC, the F-4, in which the Proxy Statement will be included as a prospectus as promptly as reasonably practicable and, in any event, use reasonable best efforts to file within forty-five (45) days after the date hereof. Parent and the Company shall each use its reasonable best efforts to have the F-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter file with the SEC and mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) (i) The Parent Board shall, with the reasonable assistance of the Company, prepare a report (informe del consejo de administracion) relating to the Capital Increase (the “Board Report”), to be made available to the holders of Parent Ordinary Shares in accordance with Applicable Law in connection with the Parent Meeting, (ii) Parent shall prepare the Exemption Document (or the “prospectus” for the purposes of the Prospectus Regulation) and cause it to be filed with the CNMV and (iii) Parent shall use its reasonable best efforts to obtain the Independent Expert Report. Parent will use its reasonable best efforts to cause the Exemption Document (or the “prospectus” for the purposes of the Prospectus Regulation) to be filed with, or receive required registration and verification by, the CNMV, as applicable, and to be made publicly available, as promptly as reasonably practicable, and to cause the Board Report to be made available to the holders of Parent Ordinary Shares on the date the Parent Meeting is called in accordance with SCL.

(c) Subject to the terms of this Agreement, the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings to obtain as promptly as practicable the Requisite Regulatory Approvals and all other permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Authorities that are necessary or advisable to consummate the Transaction and the other transactions contemplated by this Agreement (including the IHC Merger and the Bank Merger, if applicable), and to comply with the terms and conditions of all such permits, consents, orders, approvals, waivers, non-objections and authorizations of all such third parties, Regulatory Agencies or Governmental Authorities. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to Applicable Laws relating to the confidentiality of information, all the information relating to the Company on one hand, or Parent, on the other, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Transaction and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, orders, approvals, waivers, non-objections and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. The parties shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Authorities, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to Applicable Law. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities, that would reasonably be expected to have a (i) material adverse effect on the Company and its Subsidiaries, taken as a whole, or (ii) material adverse effect (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) on Parent and its Subsidiaries (including, from and after the Closing, the Surviving Corporation and its Subsidiaries), taken as a whole (a “Materially Burdensome Regulatory Condition”); provided, that (i) neither Parent nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any Materially Burdensome Regulatory Condition that is not conditioned on the Closing and (ii) the Company and its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any Materially Burdensome Regulatory Condition if Parent requests any of them to take such action so long as such action is conditioned on the Closing. In addition, the Company and Parent agree to cooperate and use their reasonable best efforts to assist each other in preparing and filing such petitions and filings, and in obtaining such permits, consents, orders, approvals, waivers, non-objections and authorizations of third parties and Governmental Authorities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of the Company and Parent following consummation of the Transaction.

(d) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the F-4, the Proxy Statement and the Prospectus or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Authority in connection with the Transaction, the IHC Merger and the Bank Merger, if applicable, and the other transactions contemplated by this Agreement.

(e) If at any time prior to the Exchange Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Proxy Statement, the Prospectus or the F-4, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Company shareholders.

(f) To the extent permitted by Applicable Law, each of Parent and the Company shall promptly advise the other upon receiving any communication from any Regulatory Agency or Governmental Authority consent or approval of which is required for consummation of the transactions contemplated by this Agreement and the Bank Merger (if applicable) that that causes such party to believe (i) that there is a reasonable likelihood that any Requisite Regulatory Approval or, if applicable, any approval of the Bank Merger will not be obtained, (ii) that the receipt of any such approval may be materially delayed, or (iii) that any such regulatory approval may be subject to a Materially Burdensome Regulatory Condition.

(g) The Company shall cooperate with such reasonable requests as may be made by Parent with respect to any post-Closing reorganization of Parent’s and the Company’s Subsidiaries, including submitting prior to the Closing such applications, notices, petitions or filings with Regulatory Agencies or Governmental Authorities as may be necessary or desirable in connection with any such reorganization, including the Bank Merger and IHC Merger; provided, that the Company shall not be required to incur any out-of-pocket cost in respect thereof, any action in furtherance thereof shall be conditioned on the consummation of the Closing and, other than to the extent such submission is intended to obtain a Requisite Regulatory Approval, no such submission with Regulatory Agencies or Governmental Authorities shall be a condition to the consummation of the Closing.

(h) Prior to the Exchange Effective Time, Parent shall use its reasonable best efforts to cause the Parent ADSs that will be issued in the Share Exchange and depositary shares in respect of Company Virginia Sub Series F Preferred Stock and Company Virginia Sub Series G Preferred Stock that will be issued in the Reincorporation Merger to be approved for listing on the NYSE, such listing to be subject to (and only become effective on) official notice of issuance.

(i) Neither the Company nor Parent shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any United States Person (other than any existing Affiliate of the Parent IHC Subsidiary) or portion thereof if such acquisition would reasonably be likely to create a material risk that such party or its Subsidiaries would be unable to obtain, or materially delay the ability of such party or its Subsidiaries to obtain, any necessary approvals of any Governmental Authority required for the Transaction or the other transactions contemplated hereby.

Section 9.02. Stockholder Meetings. (a) The Company shall call, establish a record date for, convene and hold a meeting of its shareholders (the “Company Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Company Shareholder Approval required in connection with this Reincorporation Merger, and shall use its reasonable best efforts to cause the Company Meeting to occur as soon as reasonably practicable after the Form F-4 is declared effective. Subject to the provisions of Section 7.03(b), the Company Board shall maintain the Company Board Recommendation until the Company Meeting. Unless there has been an Adverse Recommendation Change in accordance with the terms of this Agreement, the Company Board shall use its reasonable best efforts to obtain from the stockholders of the Company the Company Shareholder Approval at the Company Meeting. Notwithstanding anything to the contrary herein, including any Adverse Recommendation Change or otherwise, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation.

(b) The Parent Board shall call and Parent shall hold the Parent Meeting to be held as soon as reasonably practicable for the purpose of obtaining the Parent Shareholder Approval. Parent shall use its reasonable best efforts to obtain the Parent Shareholder Approval from the holders of Parent Ordinary Shares.

(c) The Company and Parent shall reasonably cooperate with the other to cause the Company Meeting and Parent Meeting, as applicable, to occur on the same date; provided that Parent, at its sole election, may call and hold the Parent Meeting prior to such date on which the Company Meeting is called to be held.

(d) Neither the Company nor Parent shall adjourn or postpone the Company Meeting or the Parent Meeting, as the case may be, except that the Company or Parent (1) shall be permitted to adjourn or postpone the Company Meeting or the Parent Meeting, as the case may be, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board or the Parent Board, as the case may be, has determined in good faith after consultation with outside counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by such party’s shareholders or stockholders, as applicable, prior to the Company Meeting or the Parent Meeting, as the case may be and (2) shall adjourn or postpone the Company Meeting or the Parent Meeting, as the case may be, up to two times, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock or Parent Ordinary Shares, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company or Parent, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Company Shareholder Approval or the Parent Shareholder Approval; provided that, without the prior written consent of the other party, neither the Company nor Parent shall adjourn or postpone the Company Meeting or the Parent Meeting, as the case may be, under this clause (2) for more than five (5) business days in the case of any individual adjournment or postponement or more than twenty (20) Business Days in the aggregate. If the Company Meeting or the Parent Meeting is adjourned or postponed, the Company or Parent, respectively, may elect to cause the Company Meeting or the Parent Meeting, respectively, to also be adjourned such that the meetings occur on the same date.

Section 9.03. Public Announcements. Parent and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, shall consult with each other (and reasonably consider any comments of the other party) before issuing any press release or making any other public statement or announcement with respect to this Agreement or the transactions contemplated hereby (including any statements or announcements at any press conference or call with investors or analysts that is open to the public) and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement or announcement before such consultation.

Section 9.04. Further Assurances. At and after the Exchange Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Company Virginia Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Company Virginia Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Reincorporation Merger and the Share Exchange.

Section 9.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement; and

(d) any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 10;

provided that the delivery of any notice pursuant to this Section 9.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice; provided, further that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 9.05 or the failure of any condition set forth in Section 10.02 or Section 10.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 10.02 or Section 10.03 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 9.05 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 9.06. Takeover Statutes. Parent, Company and Company Virginia Sub and their respective boards of directors or similar governing body shall not take any action that would cause any Takeover Statute to become applicable to this Agreement, the Transaction, or any of the other transactions contemplated hereby, and shall take all necessary steps to exempt (or ensure the continued exemption of) the Transaction and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Company Virginia Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby. Any Adverse Recommendation Change shall not change the approval of the Company Board for purposes eliminating the application of any Takeover Statue to this Agreement and the transactions contemplated hereby.

Section 9.07. Exemption From Liability Under Section 16(b). Prior to the Exchange Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 9.08. Litigation. Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, including the Reincorporation Merger or the Share Exchange, and the Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. The Company shall not agree to settle any such litigation without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Parent shall not be obligated to consent to any settlement which does not include a full release of Parent and its affiliates or which imposes an injunction or other equitable relief after the Exchange Effective Time upon Parent, the Surviving Corporation or any of their respective affiliates.

Section 9.09. Change of Method. Subject to Section 10.02(d) herein, Parent may at any time change the method of effecting the Transaction if and to the extent requested by Parent and consented to by the Company (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of the Exchange Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Transaction with respect to the Company’s or Company Virginia Sub’s shareholders or (iii) materially impede or delay, or make less likely, the consummation of the Transaction. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 12.03.

Section 9.10. Treatment of Company Indebtedness. Upon the Reincorporation Effective Time, Company Virginia Sub shall, and, if applicable, upon the IHC Merger Effective Time, Parent IHC Subsidiary shall assume the due and punctual performance and observance of the covenants to be performed by the Company under the indentures set forth on Section 9.10(a) of the Company Disclosure Schedule, the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby and shall assume the due observance of the covenants and agreements to be performed by the Company under the amended and restated declaration of trust of Webster Statutory Trust I dated September 17, 2003, as amended, including any related agreements and the guarantee delivered in connection therewith. In connection therewith, (i) the Company, Company Virginia Sub and, if applicable, Parent IHC Subsidiary shall cooperate and execute and deliver, or cause to be executed and delivered, any supplemental indentures, amendments or other documents and (ii) the Company shall provide any opinions of counsel to the trustee thereof, execute and deliver, or cause to be executed and delivered, any documents including officer’s certificates, and perform all acts and obtain all consents and approvals, in each case, as required by the trustee thereof or otherwise required to make such assumptions effective as of the Reincorporation Effective Time or the IHC Merger Effective Time, as applicable. In addition, upon the Reincorporation Effective Time, the Surviving Corporation shall assume the obligations of the Company set forth on Section 9.10(b) of the Company Disclosure Schedule.

Section 9.11. Quarterly or Annual Reporting. If the Surviving Corporation may be required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date that is on or prior to the first date on which the Surviving Corporation may file a Form 15 terminating its reporting obligations pursuant to the Exchange Act in respect of the Reincorporation Merger, the Company shall provide to Parent, at least two (2) Business Days prior to the Closing, a draft of such report that is sufficiently developed such that it can be timely filed, and when filed, will (a) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (b) comply in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE.

ARTICLE 10

CONDITIONS TO THE REINCORPORATION MERGER AND THE SHARE EXCHANGE

Section 10.01. Conditions to the Obligations of Each Party. The respective obligations of the parties to consummate the Transaction are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

(b) No Applicable Law shall be in effect which prohibits or makes illegal consummation of the Reincorporation Merger or the Share Exchange;

(c) The F-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the F-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The Exemption Document shall have been filed with, or the “prospectus” for the purposes of the Prospectus Regulation shall have been verified and registered with, the CNMV;

(e) Parent shall have received the Independent Expert Report;

(f) The Deed of Capital Increase shall be granted before a Spanish public notary; and

(g) The Parent ADSs to be issued upon consummation of the Transaction shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 10.02. Conditions to Obligations of Parent. The obligation of Parent to effect the Transaction is also subject to the satisfaction, or waiver by Parent, at or prior to the Exchange Effective Time, of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 5.11(ii) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time, (ii) the representations and warranties of the Company contained in Section 5.05(a) and (b) shall be true and correct (other than for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than such representation and warranty that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), (iii) the representations and warranties of the Company set forth in Sections 5.01, 5.02, 5.13(h), 5.13(i) and 5.31 (in each case, read without giving effect to any qualification as to materiality or Company Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than such representation and warranty that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) and (iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), except, in the case of clause (iv) only, for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Exchange Effective Time;

(c) All permits, consents, orders, approvals, waivers, non-objections and authorizations (and the expiration or termination of all statutory waiting periods in respect thereof) from (i) the Federal Reserve Board under the BHC Act, (ii) the ECB under the Spanish Royal Decree 84/2015, and/or to the extent it is already in force, under the relevant Spanish law implementing Directive 2024/1619, of May 31 (CRDVI), (iii) if required, the HSR Act and (iv) any Governmental Authority set forth in Section 5.03 and Section 6.03 required to consummate the transactions contemplated by this Agreement, including the Transaction, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition; and

(d) Parent shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company confirming the satisfaction of the conditions set forth in Section 10.02(a) and Section 10.02(b).

Section 10.03. Condition to Obligations of the Company. The obligation of the Company to effect the Transaction is also subject to the satisfaction, or waiver by the Company, at or prior to the Exchange Effective Time, of the following conditions:

(a) (i) The representations and warranties of Parent contained in Section 6.11 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time, (ii) the representations and warranties of Parent contained in any of Sections 6.01, 6.02 and Section 6.08 of the Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (other than such representation and warranty that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time) and (iii) the other representations and warranties of Parent contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), except, in the case of clause (iii) only, for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Exchange Effective Time;

(c) Subject to Section 10.02(c) herein, all Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and

(d) The Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent confirming the satisfaction of the conditions set forth in Section 10.03(a) and Section 10.03(b).

ARTICLE 11

TERMINATION

Section 11.01. Termination. This Agreement may be terminated at any time prior to the Reincorporation Effective Time, whether before or after approval of the matters presented in connection with the Transaction by the stockholders of the Company or Parent:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent if:

(i) the Closing Date shall not have occurred on or before February 3, 2027 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Reincorporation Merger to be consummated on or before such time;

(ii) any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of either the Reincorporation Merger or the Share Exchange and such denial has become final and nonappealable or there shall be any Applicable Law that (A) makes the consummation of the Reincorporation Merger and/or the Share Exchange illegal or otherwise prohibited or (B) enjoins the Company, Parent or Company Virginia Sub from consummating the Reincorporation Merger and/or the Share Exchange and such injunction shall have become final and nonappealable;

(iii) the Company Shareholder Approval is not obtained upon a vote taken thereon at the Company Meeting or at any adjournment or postponement thereof; or

(iv) the Parent Shareholder Approval is not obtained upon a vote taken thereon at the Parent Meeting or at any adjournment or postponement thereof;

(c) by Parent if, in the case of clause (i), prior to the Company Meeting, or, in the case of clauses (ii) or (iii), prior to the Reincorporation Effective Time:

(i) (A) an Adverse Recommendation Change shall have occurred, or (B) there shall have been an intentional and material breach of Section 7.03(a) by the Company;

(ii) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement (or any such representation or warranty shall cease to be true), which breach or failure to be true or failure to perform, either individually or in the aggregate with all other breaches by the Company (or failures of such representations or warranties to be true), (A) would give rise to the failure of any of the conditions set forth in Sections 10.01 or 10.02 and (B) is either incurable or, if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the End Date; provided that, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement; or

(iii) any Governmental Authority that must grant a Requisite Regulatory Approval has denied approval of the transactions contemplated in this Agreement and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transaction (or on a final and nonappealable basis has determined not to grant such approval without the imposition of a Materially Burdensome Regulatory Condition).

(d) by the Company if, prior to the Reincorporation Effective Time, Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement (or any such representation or warranty shall cease to be true), which breach or failure to be true or failure to perform, either individually or in the aggregate with all other breaches by Parent (or failures of such representations or warranties to be true), (A) would give rise to the failure of any of the conditions set forth in Sections 10.01 or 10.03 and (B) is either incurable or, if curable, is not cured by Parent by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the End Date; provided that, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party setting forth in reasonable detail the provision of Section 11.01 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

Section 11.02. Effect of Termination. (a) If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party or any of their respective subsidiaries (or any stockholder, director, officer, employee, agent, consultant or representative of such party and its respective subsidiaries) to any other party hereto, except that Section 7.02(b), Section 11.01, Section 11.02 and Article 12 shall survive termination of this Agreement and remain in full force and effect; provided that, if such termination shall result from the intentional and material failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure (including the loss to the stockholders of the Company of the benefits of the transactions contemplated by this Agreement, including, the loss of the premium to which the stockholders of the Company would have been entitled, in each case to the extent incurred or suffered as a result of such failure).

(b) Termination Fee.

(i) If (A) this Agreement is terminated by (1) either the Company or Parent pursuant to Section 11.01(b)(i) without the Company Shareholder Approval having been obtained, (2) Parent pursuant to Section 11.01(b)(iii) (other than in the circumstances contemplated in the following Section 11.02(b)(ii)) or (3) Parent pursuant to Section 11.01(c)(ii), (B) prior to such termination, a bona fide Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company Board, senior management of the Company or the Company’s shareholders (and not withdrawn at least two (2) business days prior to the Company Meeting), and (C) within 12 months of the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above) (provided for the purposes of this clause, each reference to “25%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “51%”), or

(ii) if this Agreement is terminated by Parent pursuant to Section 11.01(c)(i), or if this Agreement is terminated by the Company or Parent pursuant to Section 11.01(b)(iii) at a time when this Agreement was terminable by Parent pursuant to Section 11.01(c)(i), then, in each case listed in clauses (i) and (ii) above, the Company shall pay to Parent in immediately available funds $489,000,000 (the “Termination Fee”), (x) in the case of clause (ii), within one Business Day after such termination and (y) in the case of clause (i) within one Business Day of the earlier of the entry into such definitive agreement and consummation of such Acquisition Proposal.

(c) Other Costs and Expenses. Each of Parent and the Company acknowledge that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.02, it shall also pay any costs and expenses incurred by Parent in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Citibank, N.A. from the date that fee was required to be paid to, but excluding, the payment date.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been given (a) when personally delivered by hand, (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail, provided that no “error” message or other notification of non-delivery is generated, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:

if to Parent, to:

Banco Santander, S.A.

Ciudad Grupo Santander

Avda de Cantabria, s/n

28660 Boadilla del Monte

Madrid, Spain

Attention: José Luis de Mora Gil-Gallardo

     Javier Illescas

Email:  [redacted]

with copies (which shall not constitute notice) to:

Banco Santander, S.A.

Ciudad Grupo Santander

Avda de Cantabria, s/n

28660 Boadilla del Monte

Madrid, Spain

Attention:  Corporate Legal

Email:  [redacted]

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:  Marc O. Williams

     Lee Hochbaum

E-mail:  [redacted]

if to the Company or Company Virginia Sub, to:

Webster Financial Corporation

200 Elm Street

Stamford, Connecticut 06902

Attention:  John Ciulla

     Kristy Berner

Email:  [redacted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:  Edward D. Herlihy

      Matthew M. Guest

E-mail:   [redacted]

or to such other address as such party may hereafter specify for the purpose by notice under this Section 12.01 to the other parties hereto.

Section 12.02. Survival. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Exchange Effective Time, except the agreements set forth in Section 8.01.

Section 12.03. Amendments and Waivers. (a) At any time and from time to time prior to the Exchange Effective Time, any party may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other parties, as applicable; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) subject to the requirements of Applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided that any provision of this Agreement may be amended or waived prior to the Exchange Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, further that after receipt of the Company Shareholder Approval or Parent Shareholder Approval, there shall be made no amendment that by law requires further approval by shareholders of the Company or shareholders of Parent, as applicable, without the further approval of such shareholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04. Expenses. Except as otherwise provided in this Agreement, including in Section 11.02, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.05. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this

Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent on its face to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 12.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.01 and the rights of the Company, on behalf of the Company’s stockholders (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable) to pursue specific performance as set forth in Section 12.13 or, if specific performance is not sought or granted as a remedy, damages (including damages based on the loss of the benefits of the transactions contemplated by this Agreement to such stockholders, including, the loss of the premium to which the stockholders of the Company would have been entitled) in accordance with Section 11.02(a) in the event of an intentional and material breach (it being agreed that in no event shall any stockholder of the Company be entitled to enforce any of their rights, or any obligations of a party hereto, under this Agreement in the event of any such breach, but rather that (x) the Company shall have the sole and exclusive right to do so in its sole and absolute discretion, as agent for the stockholders of the Company, and (y) the Company may retain any amounts obtained in connection therewith), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent of its obligations under this Agreement or prejudice the rights of stockholders to receive payment for Shares exchanged for pursuant to the Share Exchange.

Section 12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state; provided, that the DGCL and VSCA shall apply to the effects of the Reincorporation Merger and the VSCA shall apply to the effects of the Share Exchange.

Section 12.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall exclusively be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts ”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.01.

Section 12.09. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.09.

Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 12.08, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate, and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 12.14. Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b)(1) and as identified in 12 C.F.R. § 309.5(g)(8) as well as non-public OCC information as defined in 12 C.F.R. §4.32(b)) of a Governmental Authority by any party to this Agreement to the extent prohibited by Applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 12.15. Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

BANCO SANTANDER, S.A.

By:	/s/ José Luis de Mora Gil-Gallardo
Name: José Luis de Mora Gil-Gallardo
Title: Head of Corporate Development and Financial Planning

By:	/s/ Javier Illescas
Name: Javier Illescas
Title: Head of Legal

WEBSTER FINANCIAL CORPORATION

By:	/s/ John R. Ciulla
Name: John R. Ciulla
Title: Chairman and Chief Executive Officer

WEBSTER VIRGINIA CORPORATION

By:	/s/ Luis Massiani
Name: Luis Massiani
Title: Chief Executive Officer, President and Treasurer

Exhibit A – Form of Plan of Merger

PLAN OF MERGER

merging

WEBSTER FINANCIAL CORPORATION

a Delaware corporation

with and into

WEBSTER VIRGINIA CORPORATION,

a Virginia corporation

Pursuant to this Plan of Merger, Webster Financial Corporation, a Delaware corporation (the “Company”), shall merge with and into Webster Virginia Corporation (“Company Virginia Sub”), a Virginia corporation. Certain terms of this Plan of Merger are dependent on facts set forth in that certain Transaction Agreement, dated as of February 3, 2026 (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “Transaction Agreement”), among the Company, Company Virginia Sub and Banco Santander, S.A., a Spanish sociedad anónima (“Parent”), a copy of which is available for inspection by any shareholder of the Company or Company Virginia Sub at the principal executive offices of Company Virginia Sub. To the extent permitted by the Virginia Stock Corporation Act (the “VSCA”), if there is a conflict between the terms and conditions in this Plan of Merger and the Transaction Agreement, the terms and conditions of the Transaction Agreement shall control.

ARTICLE I

THE REINCORPORATION MERGER

Section 1.01. The Reincorporation Merger. Subject to the terms and conditions of the Transaction Agreement, at the Reincorporation Effective Time (as hereinafter defined) the Company shall merge (the “Reincorporation Merger”) with and into Company Virginia Sub in accordance with the Delaware General Corporation Law (the “DGCL”) and the VSCA. Company Virginia Sub shall be the surviving corporation (the “Surviving Corporation”) in the Reincorporation Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Reincorporation Merger, the separate corporate existence of the Company shall terminate.

Section 1.02. Effective Time. The Reincorporation Merger shall become effective on the Closing Date (as such term is defined in the Transaction Agreement) at such time that Parent and the Company shall agree and specify in the articles of merger filed with the Virginia State Corporation Commission and in the certificate of merger filed with the Secretary of State of the State of Delaware or, if no such time is specified, upon the issuance of a certificate of merger by the Virginia State Corporation Commission and the acceptance of the certificate of merger by the Secretary of State of the State of Delaware (the “Reincorporation Effective Time”).

Section 1.03. Effect Of Reincorporation Merger. At and after the Reincorporation Effective Time, the Reincorporation Merger shall have the effects set forth in the DGCL and the VSCA.

Section 1.04. Conversion Of Shares.

(a) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of common stock, par value $0.01, of the Company (the “Company Common Stock”), (i) each share of Company Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury and any shares of Company Common Stock held by a holder who properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL) shall be converted into one share of common stock, par value $0.01 per share, of Company Virginia Sub (the “Company Virginia Sub Common Stock”), (ii) each share of Company Common Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled and (iii) each share of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be cancelled.

(b) All of the shares of Company Common Stock converted into shares of Company Virginia Sub Common Stock pursuant to Section 1.04(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Common Certificate”, it being understood that any reference herein to “Company Common Certificate” shall be deemed to include reference to book entry account statements relating to the ownership of shares of Company Common Stock) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Common Stock into which such shares of Company Common Stock represented by such Company Common Certificate have been converted pursuant to Section 1.04(a).

(c) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of 5.25% Non-Cumulative Perpetual Preferred Stock, Series F, par value $0.01 per share, of the Company (the “Company Series F Preferred Stock”), (i) each share of Company Series F Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury) shall automatically be converted into the right to receive one share of a newly created series of preferred stock of Company Virginia Sub having substantially the same terms (and taking into account that the Company will not be the surviving corporation in the Reincorporation Merger) as the Company Series F Preferred Stock, which terms will be set forth in the Company Virginia Sub Articles (as hereinafter defined) (all shares of such newly created series, collectively, the “Company Virginia Sub Series F Preferred Stock”), and (ii) each share of Company Series F Preferred Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled.

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(d) All of the shares of Company Series F Stock converted into shares of Company Virginia Sub Series F Stock pursuant to Section 1.04(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Series F Preferred Stock Certificate”, it being understood that any reference herein to a “Company Series F Preferred Stock Certificate” shall be deemed to include reference to book entry account statements relating to the ownership of shares of Company Series F Preferred Stock) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Series F Preferred Stock into which such shares of Company Series F Preferred Stock represented by such Company Series F Preferred Stock Certificate have been converted pursuant to Section 1.04(c).

(e) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of 6.50% Non-Cumulative Perpetual Preferred Stock, Series G, par value $0.01 per share, of the Company (the “Company Series G Preferred Stock”), (i) each share of Company Series G Preferred Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury) shall automatically be converted into the right to receive one share of a newly created series of preferred stock of Company Virginia Sub having substantially the same terms (and taking into account that the Company will not be the surviving corporation in the Reincorporation Merger) as the Company Series G Preferred Stock, which terms will be set forth in the Company Virginia Sub Articles (all shares of such newly created series, collectively, the “Company Virginia Sub Series G Preferred Stock”), and (ii) each share of Company Series G Preferred Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled.

(f) All of the shares of Company Series G Stock converted into shares of Company Virginia Sub Series G Stock pursuant to Section 1.04(e) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Series G Preferred Stock Certificate”, it being understood that any reference herein to a “Company Series G Preferred Stock Certificate” shall be deemed to include reference to book entry account statements relating to the ownership of shares of Company Series G Preferred Stock) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Series G Preferred Stock into which such shares of Company Series G Preferred Stock represented by such Company Series G Preferred Stock Certificate have been converted pursuant to Section 1.04(e).

Section 1.05. Company Equity Awards. At the Reincorporation Effective Time, the Company Equity Awards (as such term is defined in the Transaction Agreement) shall be treated in the manner provided in the Transaction Agreement.

Section 1.06. ESPP. At the Reincorporation Effective Time, the Company ESPP (as such term is defined in the Transaction Agreement) shall be treated in the manner provided in the Transaction Agreement.

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Section 1.07. Articles of Incorporation. Subject to the terms and conditions of the Transaction Agreement, at the Reincorporation Effective Time, the Articles of Incorporation of Company Virginia Sub shall be the Articles of Incorporation of the Surviving Corporation, with such changes (including in respect of the rights, preferences, privileges and voting powers, and limitations and restrictions of the Company Virginia Sub Series F Preferred Stock and the Company Virginia Sub Series G Preferred Stock) as may be mutually agreed upon by the parties to the Transaction Agreement, each acting reasonably, to give effect to the transactions contemplated therein (the “Company Virginia Sub Articles”), until thereafter amended in accordance with Applicable Law (as hereinafter defined).

Section 1.08. Bylaws. Subject to the terms and conditions of the Transaction Agreement, at the Reincorporation Effective Time, the bylaws of Company Virginia Sub shall be the bylaws of the Surviving Corporation, with such changes as may be mutually agreed upon by the parties to the Transaction Agreement, each acting reasonably, to give effect to the transactions contemplated therein (the “Company Virginia Sub Bylaws”), until thereafter amended in accordance with Applicable Law.

Section 1.09. Board of Directors; Management. The directors and officers of the Company immediately prior to the Reincorporation Effective Time shall be the directors and officers of Company Virginia Sub immediately after the Reincorporation Effective Time, each to hold office in accordance with the Company Virginia Sub Articles and Company Virginia Sub Bylaws until their respective successors are duly elected or qualified or their earlier resignation, death or removal.

Section 1.09. Service of Process. The Surviving Corporation hereby agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of the State of Delaware, as well as for enforcement of any obligation of the surviving or resulting corporation arising from the Reincorporation Merger.

ARTICLE II

TERMINATION

This Plan of Merger shall be terminated and the Reincorporation Merger contemplated hereby shall be abandoned prior to the Reincorporation Effective Time (a) by written agreement of the Company, Parent and Company Virginia Sub or (b) automatically if the Transaction Agreement is terminated in accordance with its terms.

ARTICLE III

AMENDMENT

The Company, Parent and Company Virginia Sub, acting together, reserve the right, by action of their respective Boards of Directors, to amend this Plan of Merger at any time prior to the Reincorporation Effective Time; provided, however, that no amendment shall be made to this Plan of Merger that requires the approval of the sole shareholder of Company Virginia Sub pursuant to Section 13.1-716(F) of the VSCA without obtaining such approval.

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ARTICLE IV

DEFINED TERMS

As used in this Plan of Merger, the following terms shall have the meaning set forth below:

(a)

“Applicable Law” means, with respect to any Person (as hereinafter defined), any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

(b)

“Governmental Authority” means any transnational, U.S. or non-U.S. federal, state or local, governmental, regulatory or administrative authority, department, court, agency, bureau, office, board, instrumentality, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

(c)

“Person” means an individual, corporation, partnership, limited liability company, bank, association, trust or other entity or organization, including a Governmental Authority, government or political subdivision or an agency or instrumentality thereof.

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Exhibit B – Form of Plan of Share Exchange

PLAN OF SHARE EXCHANGE

between

WEBSTER VIRGINIA CORPORATION,

a Virginia corporation

and

BANCO SANTANDER, S.A.,

a Spanish sociedad anónima

Pursuant to this Plan of Share Exchange, Webster Virginia Corporation, a Virginia corporation (“Company Virginia Sub”), shall become a subsidiary of Banco Santander, S.A., a Spanish sociedad anónima (“Parent”), pursuant to a statutory share exchange under the Virginia Stock Corporation Act (the “VSCA”). Certain terms of this Plan of Share Exchange are dependent on facts set forth in that certain Transaction Agreement, dated as of February 3, 2026 (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “Transaction Agreement”), among Webster Financial Corporation, a Delaware corporation (the “Company”), Company Virginia Sub and Parent, a copy of which is available for inspection by any shareholder of the Company Virginia Sub at the principal executive offices of Company Virginia Sub. To the extent permitted by the VCSA, if there is a conflict between the terms and conditions in this Plan of Share Exchange and the Transaction Agreement, the terms and conditions of the Transaction Agreement shall control.

ARTICLE I

THE SHARE EXCHANGE

Section 1.01. The Share Exchange. Subject to the terms and conditions of the Transaction Agreement, in accordance with the VSCA and the SCL, at the Exchange Effective Time (as hereinafter defined), pursuant to the applicable provisions of the VSCA, Company Virginia Sub shall become a subsidiary of Parent through the exchange of each outstanding share of common stock, par value $0.01 per share, of Company Virginia Sub (the “Company Virginia Sub Common Stock”) for the Exchange Consideration (as hereinafter defined) (the “Share Exchange”).

Section 1.02. Exchange Effective Time. The Share Exchange shall become effective on the Closing Date (as defined in the Transaction Agreement) and immediately following the Reincorporation Effective Time at such time that Parent and the Company or Company Virginia Sub shall agree and specify in the articles of share exchange filed with the Virginia State Corporation Commission or, if no such time is specified, upon the issuance of a certificate of share exchange by the Virginia State Corporation Commission (the “Exchange Effective Time”). At

the Exchange Effective Time, by virtue of the Share Exchange and as set forth in this Plan of Share Exchange and the VSCA, Parent shall automatically become the holder and owner of one hundred percent (100%) of the outstanding shares of Company Virginia Sub Common Stock, with the former holders of such outstanding shares being only entitled to receive the Exchange Consideration as provided for in Section 1.04. The Transfer Agent (as hereinafter defined), for the benefit of Parent, shall receive from Company Virginia Sub at the Exchange Effective Time the Company Virginia Exchange Certificate (as hereinafter defined) representing Parent’s ownership of all such outstanding shares of Company Virginia Sub Common Stock in exchange for the Exchange Consideration being issued pursuant to Section 1.04. As used in this Plan of Share Exchange, “Company Virginia Exchange Certificate” shall mean the certificate representing the shares of Company Virginia Sub Common Stock being received by Parent pursuant to the terms hereof, which shares shall represent one hundred percent (100%) of the outstanding shares of Company Virginia Sub Common Stock.

Section 1.03. Effects of the Share Exchange. At and after the Exchange Effective Time, the Share Exchange shall have the effects set forth in the VSCA and the separate corporate existence of each of Company Virginia Sub and Parent shall continue and all shares of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Exchange Effective Time shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be owned and held by Parent, and Company Virginia Sub shall deliver the Company Virginia Exchange Certificate evidencing such shares to a transfer agent theretofore selected by Parent and reasonably acceptable to the Company (the “Transfer Agent”) pursuant to an agreement between Company Virginia Sub, Parent and the Transfer Agent obligating the Transfer Agent, immediately upon receipt of the Company Virginia Exchange Certificate, to certify to Parent that it has received such Company Virginia Exchange Certificate on behalf and for the benefit of Parent and that Parent is the beneficial and record owner of such shares and that no other shares of Company Virginia Sub Common Stock are outstanding. The Parent Board shall convene a meeting of the holders of Parent Ordinary Shares (as hereinafter defined) to submit a proposal for their approval of (i) a capital increase by way of in-kind contributions, which shall not give rise to preferential subscription rights, to be subscribed in exchange for the Company Virginia Sub Common Stock acquired by Parent as a result of the Share Exchange (the “Capital Increase”); and (ii) a delegation to the Parent Board for the execution of the Capital Increase. The execution of the Capital Increase shall (i) be preceded by a report from an independent expert appointed by the Commercial Registry of Santander (Registro Mercantil de Santander, the “Commercial Registry”), obtained in accordance with Article 67 of the SCL, setting forth a description and validating the valuation of the Company Virginia Sub Common Stock that will be acquired by Parent as a result of the Share Exchange used to set the Exchange Ratio and that will constitute the in-kind contribution with which the Capital Increase is paid-up, and (ii) require Parent to execute a notarial deed (the “Deed of Capital Increase”) that shall be subsequently filed for registration with the Commercial Registry. Pursuant to the Share Exchange, a copy of the Deed of Capital Increase duly registered with the Commercial Registry, together with the appropriate listing materials, shall be submitted to the National Securities Market Commission of Spain (Comisión Nacional del Mercado de Valores, the “CNMV”), the Spanish Stock Exchanges and Iberclear in order for the new Parent Ordinary Shares to be listed and registered in the name of the Depositary (as hereinafter defined), for the account of the former holders of Company Virginia Sub Common Stock, and to any other required stock exchanges for the authorization of the admission to listing of the new Parent

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Ordinary Shares. Parent shall prepare and file with the CNMV an exemption document (the “Exemption Document”) in accordance with the exemptions set forth in Article 1 of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC (the “Prospectus Regulation”), and in compliance with the terms set forth therein, which will avoid the obligation to prepare a “prospectus” for the purposes of the Prospectus Regulation to be filed with and approved by the CNMV for the issuance of new Parent Ordinary Shares resulting from the Capital Increase and the admission to listing of such new Parent Ordinary Shares. In case the Exemption Document were not available for any reason, a “prospectus” for the purposes of the Prospectus Regulation shall be filed by Parent with the CNMV for approval. Parent shall use its reasonable best efforts to cause all such actions to occur as promptly as reasonably practicable.

Section 1.04. Exchange Of Company Virginia Sub Common Stock. At the Exchange Effective Time, by virtue of the Share Exchange and without any further action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock:

(a) All shares of Company Virginia Sub Common Stock that are owned by Parent, Company Virginia Sub or any of their respective direct or indirect wholly owned Subsidiaries (as hereinafter defined) immediately prior to the Exchange Effective Time (other than shares of Company Virginia Sub Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of Company Virginia Sub Common Stock held, directly or indirectly, by Parent, or Company Virginia Sub or any of their respective direct or indirect wholly owned Subsidiaries in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 1.04(d), at the Exchange Effective Time, by virtue of the Share Exchange and without any action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock, each share of Company Virginia Sub Common Stock (except as set forth in Section 1.04(a)) shall be exchanged for the right to receive from Parent (i) the number of ordinary shares of Parent, of 50 euro-cents nominal value each (the “Parent Ordinary Shares”), as is equal to the Exchange Ratio (as hereinafter defined) (the “Share Consideration”) and (ii) $48.75 in cash, without interest (the “Cash Consideration” and, together with the Share Consideration, the “Exchange Consideration”).

(c) The Parent Ordinary Shares to be issued in exchange for the shares of Company Virginia Sub Common Stock exchanged hereunder shall be registered in the name of Citibank, N.A. or its nominee, or any successor thereto pursuant to a new deposit agreement entered into by Parent after the date hereof, or its nominee (the “Depositary”) by Iberclear and then delivered (i) in the form of receipts representing American depositary shares representing Parent Ordinary Shares (“Parent ADSs”) issued in accordance with the Amended and Restated Deposit Agreement, dated as of September 22, 2021, by and between Parent, Citibank, N.A., as depositary, and the holders of Parent ADSs (as such agreement may be amended to deposit the Parent Ordinary Shares being issued pursuant hereto and to deliver the Parent ADSs being delivered hereto) or a new deposit agreement entered into by Parent after the date hereof, or its nominee or (ii) if and to

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the extent elected by any holder in the manner provided in Section 4.02(b) of the Transaction Agreement, in the form of Parent Ordinary Shares, in account entry form, rather than Parent ADSs; provided, however, that if at least ten (10) Business Days prior to the Exchange Effective Time Parent determines, after consultation with the Depositary, that it is not reasonably practicable to permit such an election, then all Parent Ordinary Shares delivered pursuant hereto shall be in the form of Parent ADSs.

(d) If, between the date of the Transaction Agreement and the Exchange Effective Time, any change in the number or type of outstanding Parent Ordinary Shares or Company Common Stock shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period (but, for the avoidance of doubt, excluding any change in the number of outstanding Parent Ordinary Shares due to the acquisition or repurchase of Parent Ordinary Shares pursuant to one or more share buyback programs implemented by Parent in the context of its shareholder remuneration policy or any subsequent reduction in Parent’s share capital through the redemption of Parent Ordinary Shares acquired pursuant to one or more such buyback programs), the Exchange Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by the Transaction Agreement prior to such event; provided that nothing in this Section 1.04(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any provision of the Transaction Agreement.

Section 1.05. Parent Capital Stock. At and after the Exchange Effective Time, each Parent Ordinary Share and Parent ADS issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Share Exchange.

Section 1.06. Company Virginia Sub Preferred Stock. At and after the Exchange Effective Time, each share of Company Virginia Sub Series F Preferred Stock (as defined in the Transaction Agreement) and Company Virginia Sub Series G Preferred Stock (as defined in the Transaction Agreement) issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding in accordance with their terms and shall not be affected by the Share Exchange.

ARTICLE II

EXCHANGE OF SHARES

Section 2.01. Deposit of Consideration. Promptly following the Exchange Effective Time, and on the same date thereof in the case of the Cash Consideration, Parent shall provide (i) to the Depositary the Parent Ordinary Shares being issued in the form of Parent ADSs and the Depositary shall deposit with an exchange agent selected by Parent (the “Exchange Agent”), for the benefit of holders of Company Virginia Sub Common Stock, for exchange in accordance with this Article II, receipts representing such Parent ADSs, and (ii) to the Exchange Agent, (1) the Parent Ordinary Shares (A) being issued in account entry form and (B) being sold by the Exchange Agent pursuant to the procedure described in Section 2.02(i) and (2) cash in an aggregate amount necessary to pay the Cash Consideration portion of the Exchange Consideration (such Parent ADSs, Parent Ordinary Shares and Cash Consideration provided to the Exchange Agent, the “Exchange Fund”)

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and Parent shall instruct the Exchange Agent to timely exchange the Exchange Consideration and pay such cash in lieu of fractional shares, in accordance with the Transaction Agreement. Parent agrees to make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, until the termination of the Exchange Fund pursuant to Section 2.02(g), any dividends or other distributions which a holder of Company Virginia Sub Common Stock has the right to receive pursuant to Section 2.02(c).

Section 2.02. Exchange Of Shares. (a) Promptly after the Exchange Effective Time, the Exchange Agent shall mail to each holder of record of Company Virginia Sub Certificate(s) (as hereinafter defined) (which, after the Exchange Effective Time, shall represent only the right to receive the Exchange Consideration and any cash in respect of fractional shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Virginia Sub Certificate(s) shall pass, only upon delivery of Company Virginia Sub Certificate(s) (or affidavits of loss in lieu of such Company Virginia Sub Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (as hereinafter defined) and (ii) instructions for use in surrendering Company Virginia Sub Certificate(s) in exchange for the Exchange Consideration and any cash in lieu of fractional Parent Ordinary Shares to be paid in consideration therefor upon surrender of such Company Virginia Sub Certificate (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book entry shares). Subject to the proviso in the last sentence of Section 1.04(c), the Letter of Transmittal shall also contain instructions for electing to effect the surrender of Company Virginia Sub Certificates in exchange for Parent Ordinary Shares in account entry form in lieu of Parent ADSs.

(b) Upon proper surrender of a Company Virginia Sub Certificate or Company Virginia Sub Certificates for exchange and cancellation to the Exchange Agent (it being understood that no certificates shall be required to be delivered for shares of Company Virginia Sub Common Stock held in book entry at the Exchange Effective Time), together with such properly completed Letter of Transmittal, duly executed, the holder of such Company Virginia Sub Certificate or Company Virginia Sub Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a receipt representing that number of whole Parent ADSs or Parent Ordinary Shares in account entry form to which the holder of such Company Virginia Sub Certificates shall have become entitled pursuant to the provisions of Article I, (ii) cash in an amount equal to the Cash Consideration multiplied by the number of shares of Company Virginia Sub Common Stock previously represented by such Company Virginia Sub Certificates and (iii) a check representing the amount of (x) any cash in lieu of fractional shares that such holder has the right to receive in respect of the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.02(c). No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Company Virginia Sub Certificates.

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(c) No dividends or other distributions with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be paid to the holder of any unsurrendered Company Virginia Sub Certificate with respect to the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented thereby, in each case unless and until the surrender of such Company Virginia Sub Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Virginia Sub Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Exchange Effective Time theretofore payable with respect to the whole Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate with a record date after the Exchange Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs issuable with respect to such Company Virginia Sub Certificate.

(d) If payment of the Exchange Consideration (including any receipt representing Parent ADSs or Parent Ordinary Shares in account entry form) is to be made or issued to a person other than that in which the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the payment and issuance thereof that the Company Virginia Sub Certificate or Company Virginia Sub Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment of the Exchange Consideration (including the issuance of a receipt representing Parent ADSs or Parent Ordinary Shares in account entry form in any name other than that of the registered holder of the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered, or required for any other reason), or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) After the Exchange Effective Time, there shall be no transfers on the stock transfer books of Company Virginia Sub of the shares of Company Virginia Sub Common Stock that were issued and outstanding immediately prior to the Exchange Effective Time. If, after the Exchange Effective Time, Company Virginia Sub Certificates are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Exchange Consideration as provided in this Article II.

(f) Notwithstanding anything to the contrary contained in this Plan of Share Exchange or the Transaction Agreement, no certificates or scrip representing fractional Parent Ordinary Shares in account entry form or receipts representing fractional Parent ADSs shall be issued upon the surrender of Company Virginia Sub Certificates for exchange, no dividend or distribution with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Ordinary Shares in account entry form or receipts representing Parent ADSs. In lieu of the issuance of any such fractional share, Parent shall deliver to the Exchange Agent the Parent Ordinary Shares being sold by the Exchange Agent pursuant to the procedure described in Section 2.02(i).

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(g) The Exchange Agent shall sell any Parent ADSs delivered to it by the Depositary and any non-cash portion of the Exchange Fund that remains unclaimed by the shareholders of Company Virginia Sub on the date falling 12 months after the Exchange Effective Time and shall return the proceeds of such sale and any other cash held in the Exchange Fund at such time to Company Virginia Sub. Any former shareholders of Company Virginia Sub who have not theretofore complied with this Article II shall thereafter look only to Company Virginia Sub with respect to the Exchange Consideration, any consideration in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs deliverable in respect of each share of Company Virginia Sub Common Stock such shareholder holds as determined pursuant to this Plan of Share Exchange, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Company Virginia Sub, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Virginia Sub Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Company Virginia Sub Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Virginia Sub Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Virginia Sub Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Virginia Sub Certificate the Exchange Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Plan of Share Exchange.

(i) The Exchange Agent shall aggregate all fractional interests in Parent Ordinary Shares (after aggregating all interests in Parent Ordinary Shares to which a former holder of shares of Company Virginia Sub Common Stock is entitled) and sell all such shares, in one or more transactions executed on one or more stock exchanges through one or more brokers nominated by Parent with the proceeds of such sale being remitted to the Exchange Agent as soon as practicable thereafter. The Exchange Agent shall deliver the cash proceeds of any such sales to former holders of shares of Company Virginia Sub Common Stock in lieu of their fractional interest in Parent Ordinary Shares or Parent ADSs. For the avoidance of doubt, any reference in this Plan of Share Exchange to Parent providing to the Exchange Agent any funds in lieu of fractional shares shall refer exclusively to the procedure described in this Section 2.02(i), through which cash is generated through the sale by the Exchange Agent of Parent Ordinary Shares, and through which no cash is provided or funded by Parent at any time.

Section 2.03. Withholding Rights. Notwithstanding anything to the contrary contained herein, Parent, Company Virginia Sub and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Plan of Share Exchange such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If Parent, Company Virginia Sub and any other applicable withholding agent so withholds amounts, such amounts shall be treated for all purposes of this Plan of Share Exchange as having been paid to the Person in respect of which Parent made such deduction and withholding.

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ARTICLE III

TERMINATION

This Plan of Share Exchange shall be terminated and the Share Exchange contemplated hereby shall be abandoned prior to the Exchange Effective Time (a) by written agreement of Company Virginia Sub and Parent or (b) automatically if the Transaction Agreement is terminated in accordance with its terms.

ARTICLE IV

AMENDMENT

Parent and Company Virginia Sub, acting together, reserve the right, by action of their respective Boards of Directors, to amend this Plan of Share Exchange at any time prior to the Exchange Effective Time; provided, however, that no amendment shall be made to this Plan of Share Exchange that requires the approval of the shareholders of Company Virginia Sub pursuant to Section 13.1-717(G) of the VSCA without obtaining such approval.

ARTICLE V

DEFINED TERMS

As used in this Plan of Share Exchange, the following terms shall have the meaning set forth below:

(a)

“Applicable Law” means, with respect to any Person, any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

(b)	“BHC Act” means the Bank Holding Company Act of 1956, as amended.

(c)

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or Madrid, Spain are authorized or required by Applicable Law to close; provided that, solely for purposes of determining the Closing Date, the term “Business Day” shall also not include any day on which the Secretary of State for the State of Delaware or the Virginia State Corporation Commission is closed.

(d)	“Closing” means the closing of the Share Exchange.

(e)	“Closing Date” means the date on which the Closing occurs.

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(f)	“Company Common Certificates” means the certificates representing shares of Company Common Stock.

(g)	“Company Common Stock” means common stock, par value $0.01 per share, of the Company.

(h)

“Company Virginia Sub Certificates” means the certificates representing that number of shares of Company Virginia Sub Common Stock into which such shares of Company Common Stock represented by Company Common Certificates are converted in the Reincorporation Merger (as hereinafter defined) pursuant to the Transaction Agreement after all of the shares of Company Common Stock are converted into shares of Company Virginia Sub Common Stock.

(i)	“Exchange Agent Agreement” means the Exchange Agent Agreement between Parent and the Exchange Agent.

(j)	“Exchange Ratio” means 2.0548.

(k)

“Governmental Authority” means any transnational, U.S. or non-U.S. federal, state or local, governmental, regulatory or administrative authority, department, court, agency, bureau, office, board, instrumentality, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

(l)	“Iberclear” means Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal.

(m)

“Parent Board” means the Board of Directors of Parent or, as the case may be, any committee or director of Parent to whom the Board of Directors has delegated sufficient authority to take the relevant action required of the Board of Directors.

(n)

“Person” means an individual, corporation, partnership, limited liability company, bank, association, trust or other entity or organization, including a Governmental Authority, government or political subdivision or an agency or instrumentality thereof.

(o)	“Reincorporation Effective Time” means the time that the Reincorporation Merger becomes effective.

(p)	“Reincorporation Merger” means the merger in which the Company will merge with and into Company Virginia Sub, with Company Virginia Sub surviving such merger.

(q)	“SCL” means the Spanish Corporation Law of 2010 (Texto Refundido de la Ley de Sociedades de Capital aprobado por el Real Decreto Legislativo 1/2010), as amended.

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(r)

“Subsidiary” means, at any time with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at such time directly or indirectly owned by such Person or is otherwise directly or indirectly controlled by such Person, including control as defined under, and interpreted in accordance with, the BHC Act.

(s)

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Exchange Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

(t)

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding (A) any agreements or arrangements exclusively between or among the Company and its Subsidiaries or (B) any indemnification agreement or arrangement with third parties made in the ordinary course of business the principal subject of which does not pertain to Tax).

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